Exhibit 99.13

2016
BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

76TH EDITION

APRIL 2015 – MARCH 2016

BRITISH
COLUMBIA

2016

British Columbia

Financial and Economic

Review

76th Edition

(August 2016)

2016 Financial and Economic Review — August 2016

Part 1 — Economic Review		1

2015 Overview		3
British Columbia Economy		3
External Trade and Commodity Prices		5
Population		7
Labour Developments		7
Inflation		8
Consumer Expenditure and Housing		8
Tourism		9
External Environment		10
United States		10
Canada		10
International Economy		11
Financial Markets		12
Conclusion		13

Charts
1.1	Provincial economic growth	3
1.2	Composition of British Columbia real GDP by industry	4
1.3	British Columbia real GDP growth by industry	4
1.4	Export shares by market	5
1.5	Lumber and natural gas prices	6
1.6	Retail sales	9
1.7	Visitor entries to British Columbia	9
1.8	External economic growth	11
1.9	Canadian dollar	12

Map
1.1	Net interprovincial and international migration in BC, 2015	7

Tables
1.1	British Columbia Population and Labour Market Statistics	7
1.2	British Columbia Price and Earnings Indices	8

Topic Box
Historical data volatility		14

Part 2 — Financial Review		17

2015/16 Overview		19
Revenue		20
Expense		28
Provincial Capital Spending		31
Provincial Debt		37
Pension Plans		42
Contractual Obligations		44
2015/16 Public Accounts Audit Qualification		45

Charts
2.1	2015/16 surplus — major changes from Budget 2015	20
2.2	Revenue changes from Budget 2015	21
2.3	Expense changes from Budget 2015	28
2.4	Capital spending, 2015/16	31

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2.5	Capital spending changes from Budget 2015	32
2.6	Financing taxpayer-supported capital spending	37
2.7	Provincial debt components	38
2.8	Debt changes from updated Budget 2015	39
2.9	Reconciliation of surplus to change in debt	40

Tables
2.1	Operating Statement	19
2.2	Corporate Income Tax Revenue Changes from Budget 2015	21
2.3	Consumption and Other Tax Revenue Changes from Budget 2015	22
2.4	Energy and Mineral Revenue Changes from Budget 2015	23
2.5	Forest Revenue Changes from Budget 2015	23
2.6	Other Revenue Changes from Budget 2015	24
2.7	Revenue by Source	26
2.8	Expense by Ministry, Program and Agency	27
2.9	Capital Spending	32
2.10	Capital Expenditure Projects Greater Than $50 Million	34
2.11	Provincial Debt Summary	38
2.12	Key Debt Indicators	41
2.13	Interprovincial Comparison of Credit Ratings, June 2016	42
2.14	Pension Plan Balances	43
2.15	Taxpayer-supported Contractual Obligations	44

Part 3 — Supplementary Information		47

General Description of the Province		49
Geography		49
Physiography		49
Climate and Vegetation		49
Population		50

Constitutional Framework		50

Provincial Government		51
Legislature		51
Executive		51
Judiciary		52
Provincial Government Jurisdiction		52

Annual Financial Cycle		52
Planning and Budget Preparation		53
Implementation and Reporting		53
Evaluation		54
Accountability		54

Government’s Financial Statements		54
Government Reporting Entity		54
Compliance with GAAP		55

Topic Box
Summary of Tax Changes Announced in Budget 2016		56

Charts
3.1	Financial Planning and Reporting Cycle Overview	53

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ii

Tables
3.1	Provincial Taxes (as of July 2016)	60
3.2	Interprovincial Comparisons of Tax Rates — 2016	65

Appendix 1 — Economic Review Supplementary Tables		67

Tables
A1.1A	Aggregate and Labour Market Indicators	68
A1.1B	Prices, Earnings and Financial Indicators	69
A1.1C	Other Indicators	70
A1.1D	Commodity Production Indicators	71
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	72
A1.3	British Columbia GDP at Basic Prices, by Industry	73
A1.4	British Columbia GDP, Income Based	74
A1.5	Employment by Industry in British Columbia	75
A1.6	Capital Investment by Industry	76
A1.7	British Columbia International Goods Exports by Major Market by Selected Commodities, 2015	77
A1.8	British Columbia International Goods Exports by Market Area	78
A1.9	Historical Commodity Prices (in US Dollars)	79
A1.10	British Columbia Forest Sector Economic Activity Indicators	80
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	81
A1.12	Petroleum and Natural Gas Activity Indicators	81
A1.13	Supply and Consumption of Electrical Energy in British Columbia	82
A1.14	Components of British Columbia Population Change	83

Appendix 2 — Financial Review Supplementary Tables		85

Tables
A2.1	2015/16 Financial Forecasts — Year in Review	86
A2.2	Operating Statement — 2004/05 to 2015/16	87
A2.3	Statement of Financial Position — 2004/05 to 2015/16	88
A2.4	Changes in Financial Position — 2004/05 to 2015/16	89
A2.5	Revenue by Source — 2004/05 to 2015/16	90
A2.6	Revenue by Source Supplementary Information — 2004/05 to 2015/16	91
A2.7	Expense by Function — 2004/05 to 2015/16	92
A2.8	Expense by Function Supplementary Information — 2004/05 to 2015/16	93
A2.9	Full-Time Equivalents (FTEs) — 2004/05 to 2015/16	94
A2.10	Capital Spending — 2004/05 to 2015/16	95
A2.11	Provincial Debt — 2004/05 to 2015/16	96
A2.12	Provincial Debt Supplementary Information — 2004/05 to 2015/16	97
A2.13	Key Provincial Debt Indicators — 2004/05 to 2015/16	98
A2.14	Historical Operating Statement Surplus (Deficit)	99
A2.15	Historical Provincial Debt Summary	100

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Part 1

Economic Review 1

1 Reflects information available as of June 24, 2016

2016 Financial and Economic Review — August 2016

Part 1 — Economic Review

2015 Overview

British Columbia’s economy continued to improve in 2015, with its annual performance outpacing the Canadian average.

Similar to previous years, Statistics Canada published only real dollar industry-side GDP data in the preliminary release of its Provincial Economic Accounts in May 2016. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the commonly reported market price definition.

In 2015, BC’s real GDP growth ranked first among provinces at 3.0 per cent following growth of 2.9 per cent in 2014, outpacing the national average for a second straight year.

Chart 1.1 Provincial economic growth2

Last year, employment in BC grew by 1.2 per cent compared to 2014 and the unemployment rate edged up 0.1 percentage points to average 6.2 per cent in 2015. Meanwhile, BC’s housing starts increased 10.9 per cent in 2015 to reach 31,446 units. Momentum in retail sales continued in 2015, advancing 6.0 per cent on the year, while consumer prices rose 1.1 per cent compared to 2014.

External trade moderated in 2015, with BC’s international merchandise exports increasing by just 0.6 per cent compared to 2014, while shipments of manufactured goods rose 1.9 per cent on the year.

British Columbia Economy

In 2015, service-producing industries represented about 75 per cent of BC’s real GDP and goods-producing industries accounted for around 25 per cent. Last year, the real estate, rental and leasing sector formed the largest share of the provincial economy (18.3 per cent). At the same time, construction made up the largest share of the goods-producing sector and accounted for 8.2 per cent of BC’s real GDP in 2015.

2 Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2016. Further information on British Columbia’s economic performance will be available in November 2016, when Statistics Canada releases revised GDP data for 2015 and previous years for the full income and expenditure accounts, including nominal data.

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Chart 1.2 Composition of British Columbia real GDP by industry

Overall, BC’s real GDP increased 3.0 per cent in 2015 after growing by 2.9 per cent in 2014. Annual gains were led by service-producing industries, while goods-producing industries grew at a modest pace compared to the previous year.

The service-producing component of BC’s economy advanced 3.8 per cent in 2015, improving on the 2.7 per cent gain observed in 2014. Notable growth was recorded in the finance and insurance sector (+5.0 per cent), the real estate, rental and leasing sector (+4.9 per cent), as well as in wholesale and retail trade (+4.6 per cent).

Chart 1.3 British Columbia real GDP growth by industry

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Meanwhile, output for BC’s goods-producing industries increased only 0.5 per cent in 2015, following 3.4 per cent growth in 2014. Annual gains in 2015 were broad-based, with the exception of declines in the mining, quarrying, and oil and gas extraction sector (-7.8 per cent) and information and cultural industries (-0.4 per cent).

External Trade and Commodity Prices

Exports by destination:

The value of BC’s international merchandise exports increased just 0.6 per cent in 2015, after rising 7.0 per cent in 2014, as unbalanced global demand and declining commodity prices weighed on export growth.

The value of BC’s goods exports to the US increased 4.4 per cent in 2015, down from 15.6 per cent growth observed in 2014. Last year’s gain in US bound exports was led by an 8.6 per cent increase in softwood lumber exports, which offset a 44.2 per cent decline in natural gas exports.

Meanwhile, the value of BC’s merchandise exports to China fell for a second straight year, down 5.8 per cent compared to 2014. The annual decline in 2015 reflects reduced exports of coal (-33.6 per cent), softwood lumber (-15.6 per cent), and copper ores and concentrates (-14.8 per cent), which were partially offset by an increase in pulp (+12.1 per cent) exports. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

With the US economy gradually improving, the share of the province’s exports to the US continued to increase, accounting for 52.1 per cent of BC’s total merchandise exports in 2015. Meanwhile, exports to Pacific Rim destinations made up 37.7 per cent of BC’s total merchandise exports in 2015.

Chart 1.4 Export shares by market

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Commodity exports and prices:

Last year, gains were led by increased exports of wood products (+4.7 per cent) and agriculture, food and fish products (+18.8 per cent). By contrast, exports of energy products (-25.2 per cent) and metallic mineral products (-2.9 per cent) declined compared to 2014.

Natural gas prices continued to fall throughout 2015, with the Plant Inlet price of natural gas averaging just $1.36 C/GJ for the year — a significant drop from an average of $3.11 C/GJ recorded in 2014.

Oil prices retreated further in 2015 as increases in global oil supply continued to outstrip growth in demand. The daily West Texas Intermediate (WTI) crude oil price averaged $48.66 US/barrel in 2015, a decline of 47.8 per cent compared to 2014, when prices averaged $93.17 US/barrel. The WTI oil price ended the year at just $37.13 US/barrel on December 31, 2015 — sinking to levels last observed in early 2009.

Lumber and newsprint prices also declined throughout 2015. In addition, the price of pulp decreased in 2015 following two years of steady growth.

•   the price of lumber averaged $282 US/000 board feet in 2015, down from $353 US/000 board feet in 2014;

•   the price of pulp averaged $849 US per tonne in 2015, down from $925 US per tonne in 2014; and

•   the price of newsprint averaged $517 US per tonne in 2015, down from $581 US per tonne in 2014.

Manufacturing shipments:

Shipments of BC’s manufactured goods grew 1.9 per cent in 2015 following an annual gain of 7.0 per cent in 2014. Notable increases occurred in shipments of wood products (+1.9 per cent) and food products (+8.9 per cent), while modest declines were observed in shipments of fabricated metal (-2.2 per cent) and paper products (-0.2 per cent).

Chart 1.5 Lumber and natural gas prices

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Population

BC’s population on July 1, 2015 was 4.683 million people — an increase of 1.0 per cent from the same date in 2014. In 2015, BC welcomed 14,676 persons through net international migration as well as a net total of 16,742 persons from other provinces. At the same time, a natural increase of 9,157 persons also added to the province’s growing population in 2015.

Map 1.1   Net interprovincial and international migration in BC, 2015

Labour Developments

Employment activity in the province picked up in 2015, following a 0.6 per cent gain in 2014. BC’s economy created 27,800 jobs in 2015 (an annual increase of 1.2 per cent), as an increase of about 42,100 full-time jobs more than offset a decrease of about 14,400 part-time jobs. BC’s unemployment rate averaged 6.2 per cent in 2015, up 0.1 percentage points from 2014. At the same time, BC’s labour force increased 1.3 per cent in 2015, its fastest annual rate of growth since 2008.

Table 1.1   British Columbia Population and Labour Market Statistics

	Units	2011	2012	2013	2014	2015
Population (as of July 1)	(thousands)	4,499	4,543	4,583	4,638	4,683
	(% change)	0.7	1.0	0.9	1.2	1.0
Net Migration
International	(persons)	31,000	32,111	34,419	33,987	14,676
Interprovincial	(persons)	711	(4,322)	2,514	12,594	16,742
Labour Force	(thousands)	2,409	2,429	2,429	2,425	2,458
	(% change)	0.2	0.8	(0.1)	0.0	1.3
Employment	(thousands)	2,228	2,263	2,266	2,278	2,306
	(% change)	0.2	1.6	0.1	0.6	1.2
Unemployment Rate	(%)	7.5	6.8	6.6	6.1	6.2

Sources: BC Stats, Statistics Canada (CANSIM Tables 051-0001, 051-0037, 282-0002 — accessed June 2016)

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BC’s service industries led overall job growth in 2015, adding 18,700 jobs (or 1.0 per cent) compared to 2014. Notable employment gains were observed in sectors such as health care and social assistance (+17,600 jobs), information, culture and recreation (+6,800 jobs), and transportation and warehousing (+6,200 jobs). Meanwhile, annual declines were recorded in sectors such as finance, insurance, real estate and leasing (-8,600 jobs) and accommodation and food services (-7,800 jobs).

Employment in BC’s goods-producing sectors increased by 9,200 jobs (or 2.0 per cent) in 2015 compared to 2014, led by gains in manufacturing employment (+11,100 jobs), which more than offset weaker employment in the agriculture (-2,100 jobs) and forestry, fishing, mining, quarrying, oil and gas (-1,700 jobs) sectors — see Appendix Table A1.5 for more details.

Inflation

Consumer price inflation in BC rose 1.1 per cent in 2015, following an increase of 1.0 per cent a year earlier, with broad-based gains across most components. Rising clothing and footwear prices contributed to the price increase for semi-durables, while higher prices for home and mortgage insurance and water provided upward inflationary pressure on the services side. The aggregate price for non-durables also increased in 2015, as rising prices for items such as food and electricity more than offset falling gasoline and natural gas prices. Meanwhile, prices for durables rose slightly in 2015 as higher prices for passenger vehicles more than offset lower prices for items such as household furnishings and equipment.

Table 1.2 British Columbia Price and Earnings Indices

	Units	2011	2012	2013	2014	2015
Consumer Price Index	(2002=100)	116.5	117.8	117.7	118.9	120.2
	(% change)	2.4	1.1	(0.1)	1.0	1.1

Average Weekly Wage Rate	($)	838.2	853.5	879.8	882.2	914.0
	(% change)	2.2	1.8	3.1	0.3	3.6

Compensation of Employees [1]	($ millions)	106,845	110,128	114,500	118,947	n/a
	(% change)	4.1	3.1	4.0	3.9	n/a

Primary Household Income [1]	($ millions)	150,302	156,215	164,688	170,965	n/a
	(% change)	5.2	3.9	5.4	3.8	n/a

Net Operating Surplus (corporations) [1]	($ millions)	25,450	23,422	20,647	22,374	n/a
	(% change)	21.2	(8.0)	(11.8)	8.4	n/a

1     As of November 2015 Provincial Economic Accounts

Source: Statistics Canada (CANSIM Tables 326-0021, 282-0072, 384-0040, 384-0037 - accessed June 2016)

Consumer Expenditure and Housing

Momentum in BC retail sales continued in 2015, as sales advanced 6.0 per cent following an annual increase of 5.6 per cent in 2014. Growth was widespread, led by gains in sales at motor vehicle and parts dealers (+10.9 per cent), building material and garden equipment and supplies stores (+19.5 per cent), and food and beverage stores (+6.0 per cent). Overall, BC retail sales were supported by steady employment growth, increased tourism, and steady interprovincial migration to the province last year.

After rising 4.8 per cent in 2014, BC housing starts increased 10.9 per cent in 2015 to reach 31,446 units. Annual growth was led by multiple-unit starts (such as condominiums), while construction of single-detached homes recorded smaller gains compared to 2014. Meanwhile, residential building permits (a leading indicator of potential new housing activity) rose 28.5 per cent in 2015 compared to the previous year.

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Chart 1.6 Retail sales

Home sales in BC benefited from steady employment and population growth alongside low interest rates in 2015. Sales advanced 22.0 per cent in 2015 compared to the previous year, following a 15.2 per cent increase in 2014. At the same time, the average home price in BC rose 12.0 per cent compared to the previous year to reach $636,627 in 2015.

Tourism

The number of international travellers to BC increased 8.3 per cent in 2015, compared to the previous year, following 4.3 per cent growth in 2014. The province hosted a record number of non-US travellers in 2015, rising 4.5 per cent over the previous year. Meanwhile the number of US visitors rose 9.6 per cent over 2014.

Chart 1.7 Visitor entries to British Columbia

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External Environment

Overall, the world economy grew by 3.1 per cent in 2015, following growth of 3.4 per cent in 2014. Real GDP in the euro area rose 1.6 per cent in 2015, improving on 0.9 per cent growth in 2014. By contrast, China’s economy slowed for a second straight year to 6.9 per cent growth in 2015, down from 7.3 per cent in 2014. Japan’s economy expanded by 0.5 per cent in 2015 following no growth in the previous year. The US economy advanced 2.4 per cent in 2015, matching the annual gain observed in 2014.

United States

The US economy grew in each quarter of 2015. However, the pace of growth moderated through the second half of the year, easing to 1.4 per cent growth in the October to December quarter. Overall, US real GDP expanded by 2.4 per cent in 2015, unchanged from the pace of growth recorded in 2014. Improved personal consumption expenditures on goods and services, residential investment, and investment in intellectual property products and machinery and equipment supported US real GDP growth in 2015. Meanwhile, decreased goods exports, national defense spending, and fixed investment in non-residential structures, along with increased imports (which detract from GDP), weighed on overall growth in 2015.

The US labour market continued to strengthen in 2015. The economy added approximately 229,000 jobs each month on average, resulting in a 2.1 per cent increase in annual employment over 2014. The unemployment rate dropped to average 5.3 per cent in 2015 from 6.2 per cent in 2014. At the same time, the labour force participation rate continued to retreat for a seventh consecutive year, with only 62.7 per cent of Americans eligible to work participating in the labour market in 2015 — a 38-year low.

The American housing market also continued to recover in 2015, as housing starts advanced 10.8 per cent over 2014 to reach 1.11 million units — the highest level since 2007. Sales of new homes in the US increased 14.1 per cent in 2015 compared to the previous year. Meanwhile, existing home sales rose 6.3 per cent compared to 2014 despite declining sales in the October to December quarter.

The US current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $392.1 billion in 2014 to reach $463.0 billion in 2015.

Canada

On an expenditure basis, Canada’s economy grew by 1.1 per cent in 2015 following a 2.5 per cent increase in 2014. Output from Canada’s services-producing industries advanced 2.1 per cent in 2015, following 2.3 per cent growth observed in the previous year. Meanwhile, growth among national goods-producing industries slowed to 1.6 per cent in 2015, following a 3.0 per cent gain in 2014.

Canada’s current account deficit increased to $62.6 billion in 2015 from $44.9 billion the previous year. The value of Canadian merchandise exports fell 2.1 per cent compared to 2014, reflecting lower commodity prices and slower growth in many international economies. Weakness was concentrated in exports of energy products (-31.3 per cent), while notable gains occurred in exports of consumer goods (+18.9 per cent) and motor vehicles and parts (+15.5 per cent). Meanwhile, national manufacturing shipments declined 1.5 per cent in 2015 following a 5.3 per cent gain in 2014.

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Canada’s labour market increased by 144,400 jobs (or 0.8 per cent) in 2015, after adding 111,100 jobs (or 0.6 per cent) in 2014. Meanwhile, the national unemployment rate averaged 6.9 per cent for the year, unchanged from 2014.

The number of Canadian housing starts rose 3.3 per cent in 2015 to about 196,000 units, following an increase of 0.7 per cent in 2014. Further, residential building permits advanced 4.6 per cent on the year, following an increase of 5.3 per cent in 2014. Canadian home sales advanced 5.5 per cent compared to 2014, while the average home price rose 8.5 per cent to reach $443,001 in 2015.

Canadian retail sales increased 1.7 per cent in 2015, slowing from 4.6 per cent growth observed in 2014. Nationally, consumer prices rose by 1.1 per cent over the previous year, as the pace of inflation eased from 2.0 per cent growth in 2014.

International Economy

The euro area’s real GDP expanded by 1.6 per cent in 2015 following 0.9 per cent growth in 2014. Annual gains were broad-based across member states’ economies, led by Germany (+1.5 per cent), along with Spain (+3.2 per cent), and France (+1.2 per cent). However, euro area unemployment remained elevated throughout 2015.

Japanese real GDP increased 0.5 per cent in 2015 after experiencing no growth (0.0 per cent) in 2014. The slight improvement in overall economic growth reflects modest increases in government spending, private non-residential investment, and exports compared to 2014.

China’s annual rate of economic growth slowed to a 25-year low of 6.9 per cent in 2015, following 7.3 per cent growth in 2014. China’s economy has been on a downward trend since 2010, as the country’s policymakers aim to rebalance the economy away from manufacturing-based growth, towards domestic consumption.

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.1 per cent in 2015, down from 3.4 per cent growth observed in 2014.

Chart 1.8 External economic growth

Source: International Monetary Fund, April 2016

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Part 1 — Economic Review

Financial Markets

After holding the target for the overnight rate at 1.00 per cent since September 2010, the Bank of Canada lowered its benchmark rate by 25 basis points in both January and July 2015, bringing the rate to 0.50 per cent for the remainder of the year. The rate reductions were largely in response to the negative impacts of falling oil prices on the Canadian economy.

The US Federal Reserve increased its intended federal funds rate from the 0.00 to 0.25 per cent range to the 0.25 to 0.50 per cent range in December 2015 — the first change since December 2008. The Fed cited steady improvement in labour market conditions throughout the year along with its expectation that inflation would rise over the medium term as key contributors to its decision to increase the benchmark interest rate.

After beginning the year at 85.3 US cents, the Canadian dollar weakened through 2015, alongside a sustained pullback in commodity prices, an improving US economy, and an emerging divergence in Canadian and US monetary policy. Overall, the Canadian dollar averaged 78.2 US cents in 2015 — a sharp decline from 90.5 US cents averaged in 2014. The Canadian dollar ended 2015 at 72.3 US cents on December 31, near its lowest level since May 2004.

Chart 1.9 Canadian dollar

Source: Bank of Canada — accessed June 2016

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Conclusion

The province’s diverse economy continued to expand in 2015 as BC’s real GDP increased 3.0 per cent compared to the previous year, following a 2.9 per cent gain in 2014. BC’s economic growth in 2015 ranked first among Canadian provinces and continued to outperform the national average.

Domestically, employment in BC rose 1.2 per cent in 2015, or by 27,800 jobs. The annual gain reflects an increase of around 42,100 full-time positions, which was partially offset by a decrease of around 14,400 part-time jobs compared to 2014. BC’s annual unemployment rate edged up 0.1 percentage points to average 6.2 per cent for the year, but remained well below the national average of 6.9 per cent. Meanwhile, BC’s labour force increased 1.3 per cent in 2015, its fastest annual rate of growth since 2008. At the same time, BC housing starts rose 10.9 per cent in 2015 to reach 31,446 units and BC retail sales experienced solid gains of 6.0 per cent on the year.

The value of BC’s international merchandise exports increased 0.6 per cent in 2015 following two years of solid gains, as unbalanced global demand and declining commodity prices weighed on export growth. Shipments of manufactured goods also slowed in 2015, advancing 1.9 per cent on the year, following 7.0 per cent growth in 2014.

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Part 1 — Economic Review

Historical data volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of BC’s population.

Chart 1 — An example of historical data stability

Annual growth rate of BC’s population

(per cent change)

*Percentage points

Sources: Statistics Canada, Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). For example, see the annual growth rate of the natural gas price in Chart 2.

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, BC real GDP growth had a standard deviation of

Chart 2 — An example of historical data volatility

Annual growth rate of the natural gas price

(per cent change)

*Percentage points

Sources: Ministry of Natural Gas Development, Ministry of Finance calculations

2.1 percentage points and an average of 2.4 per cent from 2005 to 2014. This means that, on average, real GDP growth rates were 2.1 percentage points away from the average annual real GDP growth rate of 2.4 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and copper price were relatively volatile from 2005 to 2014, while variables like population and the consumer price index were relatively stable (see Chart 3). Meanwhile, variables like the exchange rate and housing starts have become more volatile over time, whereas variables like population have become more stable (see Table 1).

Chart 3 — Recent data volatility

Standard deviations of selected BC economic variables and prices*

(percentage points)

*Based on the annual per cent change of calendar year data from 2005 to 2014

Sources: Statistics Canada, Ministry of Energy and Mines, Ministry of Natural Gas Development, Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Table 1 — Data volatility

Standard deviations and averages of selected BC economic variables and prices

	1982-2014		1995-2014		2005-2014
All figures are based on the annual per cent		Standard		Standard		Standard
change of calendar year data[1]	Average[2]	Deviation	Average[2]	Deviation	Average[2]	Deviation
	(%)	(percentage	(%)	(percentage	(%)	(percentage
		points)		points)		points)
Real GDP	2.5	2.5	2.6	1.7	2.4	2.1
Nominal GDP	5.1	3.1	4.3	2.9	3.9	3.4
Nominal consumption	5.6	2.0	4.7	1.5	4.5	1.8
Nominal business investment	4.9	9.8	4.7	8.3	5.5	8.6
Nominal household income	5.2	2.8	4.2	2.1	4.6	2.8
Nominal compensation of employees	4.8	2.7	4.1	2.3	4.1	2.9
Nominal net operating surplus of corporations	11.0	32.7	6.5	17.5	1.3	16.8
Consumer price index	2.6	2.1	1.4	0.8	1.3	0.8
Exchange rate	0.4	5.3	1.2	5.7	1.8	6.1
Copper price	6.8	25.1	8.8	28.8	12.8	32.4
Natural gas price	7.7	33.8	11.5	42.7	1.6	38.1
Pulp price	3.7	21.1	4.5	21.6	5.5	17.6
SPF 2x4 price	3.4	18.6	1.8	21.3	0.4	19.4
Housing starts	2.1	24.6	1.6	25.1	2.4	28.4
Population	1.5	0.8	1.2	0.6	1.1	0.2

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; Ministry of Finance calculations

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Part 2

Financial Review

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

2015/16 Overview

Table 2.1    Operating Statement

	Budget	Actual	Actual
($ millions)	2015 [1]	2015/16	2014/15 [1]
Revenue	46,365	47,606	46,131
Expense	(45,831)	(46,876)	(44,439)
Surplus before forecast allowance	534	730	1,692
Forecast allowance	(250)	—	—
Surplus	284	730	1,692

Capital spending:
Taxpayer-supported capital spending	3,731	3,459	3,407
Self-supported capital spending	2,518	2,573	2,488
	6,249	6,032	5,895

Provincial Debt:
Taxpayer-supported debt	43,182	42,727	41,880
Self-supported debt	22,528	22,565	21,040
Total debt (including forecast allowance)	65,960	65,292	62,920
Key debt affordability metrics:
Taxpayer-supported debt-to-revenue ratio	95.4%	91.0%	94.1%
Taxpayer-supported debt-to-GDP ratio:
As previously reported	17.4%		17.5%
Impact of Statistics Canada update	0.1%		0.2%
	17.5%	17.4%	17.7%

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2016, and the impact of Statistics Canada’s historical data revisions of economic growth.

The provincial government ended the 2015/16 fiscal year with a surplus of $730 million, $446 million higher than budget and $962 million lower than the previous year (see Table 2.1).

Revenues were $1,241 million higher than budget, mainly due to higher revenues from personal income, corporate income, and property transfer taxes, partially offset by lower revenue from natural resources and commercial Crown corporation net income. (See Revenue section for further details.)

Total government expenses were $1,045 million higher than budget, mainly due to higher statutory spending for fire control and management and emergency program related costs, higher spending in programs cost recovered from third parties, higher debt servicing costs due to a onetime adjustment related to government’s advance rate setting agreements, and increased spending by service delivery agencies. These increases were partly offset by prior year liability adjustments. (See Expense section for further details.)

In 2015/16, government made an inaugural contribution of $100 million to the new BC Prosperity Fund established. The new Fund is a part of the Consolidated Revenue Fund and, as such, transfers into it do not result in an impact to government’s operating results. Withdrawals from the Fund in future years will be applied towards priority program area investments and debt reduction.

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Chart 2.1 2015/16 surplus — major changes from Budget 2015

$ millions

Surplus increased by $446 million

As the revenue increases exceeded the expense increases, the $250 million budgeted forecast allowance was not required.

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary institutions, transit, roads and social housing of $3.4 billion was $272 million less than budget, mainly due to scheduling changes in government direct, health and transportation sector projects.

Self-supported capital spending was $55 million higher than budget, reflecting higher spending mainly on hydroelectric projects, offset by reductions in other commercial Crown capital spending programs. (See Capital section for further details.)

Overall, government debt increased by $2.4 billion in 2015/16, compared to a budgeted increase of $3.0 billion. The lower increase is primarily due to improved operating statement results and lower than anticipated capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2015/16 Public Accounts.

Revenue

In 2015/16, revenue totaled $47.6 billion — $1.2 billion higher than budget and up 3.2 per cent from 2014/15. Compared to budget, higher revenues from personal income, corporate income, and property transfer taxes, fees, investment earnings, miscellaneous sources and federal government transfers were partially offset by lower revenue from natural resources and commercial Crown corporation net income.

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Chart 2.2 Revenue changes from Budget 2015

$ millions

Total revenue increased by $1,241 million

Income tax revenue

Personal income tax revenue was up $432 million mainly due to the effects of stronger 2014 tax assessments. This was partially offset by the effects of lower estimated 2015 and 2016 household income growth, reflecting relatively weak financial markets in 2015. The higher 2014 assessments resulted in a onetime revenue gain of $316 million in 2015/16.

Corporate income tax revenue was up $157 million mainly due to strong 2014 tax assessments, which had the effect of increasing the settlement payment from the federal government for 2014, partly offset by lower 2015/16 instalment payments from the federal government. Budget 2015 assumed a 5.3 per cent annual increase in the BC corporate income tax base (taxable income) and BC net operating surplus for the 2014 calendar year. Actual 2014 growth rates were stronger as BC net operating surplus rose 8.4 per cent year-over-year and the actual 2014 tax assessments showed a 7.4 per cent annual increase in BC corporate taxable income.

Table 2.2 Corporate Income Tax Revenue Changes from Budget 2015

	Revenue
	changes		Budget
	($ millions)	Indicators ($ billions)	2015	Actual
Prior-year adjustment	176	2014 BC corporate tax base	32.3	32.9
Advance instalments	(18)	2014 National corporate tax base	281.1	283.6
International Business Activity Act refunds	(1)
	157

Property transfer tax revenue

Property transfer tax revenue was $605 million higher than budget and up 44 per cent from the previous year due to the effects of a stronger housing market including the impact of increases in average property prices and number of transactions. As an indication of the market strength during the 2015 calendar year, BC housing starts

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rose 10.9 per cent annually compared to a 2.7 per cent decline assumed at budget. In 2015/16, the number of transactions increased by 18.6 per cent and the average tax per transaction rose 20.9 per cent annually. During the fiscal year, the average sale price of residential properties increased 15.6 per cent compared to the previous year (Multiple Listing Service).

Consumption and other tax revenues

Harmonized sales tax revenue incurred a one-time $55 million loss related to entitlement for the 2010/11 to 2012/13 period based on updated information received from the federal government.

Provincial sales tax revenue was up $75 million from budget mainly due to the carry forward impacts of higher 2014/15 results and the effects of strong growth in retail sales and nominal consumption expenditures.

Fuel tax revenue was up $39 million from budget reflecting stronger growth in gasoline volumes.

Carbon tax revenue was down $71 million from budget due to lower natural gas and diesel consumption.

Table 2.3 Consumption and Other Tax Revenue Changes from Budget 2015

	Revenue			2015/16
	changes		Budget	Public
	($ millions)	Indicators (annual percent change)	2015	Accounts
Harmonized sales	(55)	Nominal consumer expenditures	4.3%	5.2%
Provincial sales	75	Nominal business investment	3.9%	7.9%
Total sales	20

Carbon	(71)
Tobacco	(36)	BC consumer price index	1.6%	1.1%
Insurance premium	60	Real GDP	2.3%	2.4%
Fuel	39	Nominal GDP	3.8%	3.3%
Property	(6)

Tobacco tax revenue was down $36 million from budget reflecting a decline in consumption volumes.

Property tax revenue was down $6 million from budget.

Insurance premium tax revenue was $60 million above budget due to higher than expected activity and higher premiums charged by industry reflecting assessments of increased risk (e.g. earthquakes). In 2015/16, tax rates remained unchanged, however revenue increased 7.7 per cent annually.

Natural resources revenue

Total natural resource revenue was $186 million below budget mainly due to lower natural gas royalties and sales of Crown land leases, partially offset by higher forests revenues.

Natural gas royalties were $205 million below budget due to lower natural gas production volumes and prices, partly offset by savings from decreased utilization of royalty credit programs. Natural gas prices averaged $1.17 during 2015/16 ($Cdn/gigajoule, plant inlet), 44 per cent below budget.

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Table 2.4 Energy and Mineral Revenue Changes from Budget 2015

	Revenue
	changes		Budget
	($ millions)	Indicators	2015	Actual
Natural gas royalties	(205)	Natural gas price ($Cdn/GJ, plant inlet)	$2.09	$1.17
		Production (annual change)	7.3%	6.8%
Coal, metals and other minerals	15	Metallurgical coal price ($US/tonne)	$128	$92
		Copper price ($US/lb)	$3.02	$2.36
Columbia River Treaty electricity sales	(1)	Electricity price ($US/Mwh)	$27.76	$25.08
		Oil price ($US/bbl)	$45.00	$44.85
Sales of Crown land leases [1]	(19)	Bonus bid cash receipts ($million)	$150	$16
		Bonus bid price per hectare ($)	$1,000	$271
		Hectares disposed (thousands)	150	59

1 Cash receipts from the sale and lease of Crown land tenures are recognized over nine years.

Coal, metals and other minerals revenue was $15 million above budget mainly due to the lower Canadian dollar and audit reassessments of mineral tax revenue for current and prior years partly offset by lower coal and metals prices.

Revenue from sales and leases for Crown land drilling rights was $19 million below budget mainly due to lower cash sales of Crown land leases, reflecting the effects of lower than expected average bid price per hectare and total disposed hectares.

Receipts from electricity sales under the Columbia River Treaty were slightly lower than budget due to lower Mid-C electricity prices.

Table 2.5 Forest Revenue Changes from Budget 2015

	Revenue
	changes		Budget
	($ millions)	Indicators	2015	Actual
Stumpage from timber tenures	(110)	SPF 2x4 ($US/1000 bf, calendar year)	$344	$282
BC Timber Sales	56	Total stumpage rate ($/m3)	$11.80	$11.00
Softwood Lumber Agreement border tax	73	Harvest volumes (million m3)	63.0	62.7
Vote recoveries	(2)	Export tax rate (percent)	0.8	4.8
Logging tax and other receipts	13	US lumber exports (billion bf)[1]	7.0	6.9
	30

1 Source: Department of Foreign Affairs, Trade and Development

Forests revenue was $30 million above budget. BC’s border tax collection entitlement under the Softwood Lumber Agreement, 2006 was $73 million above budget. Lower than expected lumber prices triggered higher than expected federal export tax rates during the first half of the fiscal year. This increase was partially offset by lower than expected stumpage revenue reflecting lower interior stumpage rates.

Other natural resources revenue, comprised of water rentals and hunting and fishing licenses, was $6 million below budget mainly due to lower water rentals revenue.

Other taxpayer supported sources

Other taxpayer supported revenue which includes fees, licenses, investment earnings and other miscellaneous sources was up $428 million from budget due to higher than expected revenue from SUCH sector entities and higher vote recoveries related to PharmaCare program, partly offset by lower revenue from taxpayer-supported Crowns.

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Table 2.6 Other Revenue Changes from Budget 2015

	Revenue
	changes
	($ millions)
Fees	202	Higher revenues in all taxpayer-supported ministries and agencies - especially in the SUCH sector

Miscellaneous sources	137	Mainly higher PharmaCare vote recoveries and revenue from SUCH sector agencies

Investment earnings	89	Higher revenues across all taxpayer-supported ministries and agencies

Total other	428

Federal government transfers

Federal government contributions are slightly up $1 million reflecting a $7 million increase in the Canada Health Transfer and Canada Social Transfer entitlements mainly due to a higher BC population share of the national total. Other federal government contributions were down $6 million reflecting lower transfers to Crown and SUCH sector agencies, partly offset by higher vote recoveries in support of ministry program spending.

Commercial Crown corporations

Commercial Crown corporation net income of $2.7 billion for 2015/16 was $202 million lower than budgeted, and $669 million lower than 2014/15. Overall reduced net income reflects improvements in Liquor Distribution Branch and BC Lottery Corporation improvements earnings offset by lower ICBC results, as discussed below.

British Columbia Hydro and Power Authority

BC Hydro net income of $655 million was essentially on plan, $2 million over the amount included in Budget 2015.

In compliance with BC Utilities Commission (BCUC) orders, BC Hydro uses regulatory accounts to better match costs and benefits for different generations of customers, to smooth out the rate impact of large non-recurring costs, and to defer to future periods differences between forecast and actual costs or revenues. At March 31, 2016, BC Hydro had 26 regulatory accounts in use or with balances. The balance of these regulatory accounts totaled $5.9 billion, an increase of $475 million from the prior year. The increase is mainly attributed to non-heritage energy costs (e.g., costs related to power acquisition from Independent Power Producers) ($393 million), non-current pension costs due to impacts to actuarial assumptions and a lower rate of return on plan assets ($127 million), and the impacts of rate smoothing over the 10 Year Rates Plan ($121 million), partially offset by net reductions in other regulatory accounts’ balance changes ($166 million reduction). As at March 31, 2016, BC Hydro had regulatory mechanisms in place to collect 24 of 26 regulatory accounts in use or with balances (representing approximately 88 per cent of the total balances).

BC Hydro pays a dividend to government equivalent to 85 per cent of net income unless the payment would result in BC Hydro’s debt to equity ratio falling below 80:20. In such cases, the payment is reduced until the ratio is restored. In 2015/16, the corporation’s dividend to government was $326 million (50 per cent of net income). As part of the 10 Year Rates Plan, government is phasing out the payment of dividends by BC Hydro to assist with stabilizing rate increases and improve BC Hydro’s capital structure to a 60:40 debt to equity ratio.

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More information about BC Hydro’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bchydro.com.

British Columbia Liquor Distribution Branch

LDB net income of $1,031 million was $150 million higher than plan, and $96 million over the prior year. The improved result was due to stronger volume sales across product categories (an increase of 4.7 per cent over the prior year) resulting from a long period of hot weather and government’s modernization of liquor distribution in the province, effective April 1, 2015.

More information about LDB’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bcldb.com.

British Columbia Lottery Corporation

BCLC net income of $1,304 million (net of payments to the federal government), based on record revenues of $3.1 billion, was $98 million higher than budget, and $59 million over 2014/15.

Improved results are mainly attributed to a significant number of large lottery jackpots in the year, with 30 LottoMax jackpots over $50 million and 21 Lotto 6/49 jackpots greater than $20 million. In addition, net income from the casino business segment was higher due to increased net revenues from slots partially offset by lower table games revenues than expected.

More information about BCLC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bclc.com.

Insurance Corporation of British Columbia

On government’s fiscal year basis, ICBC’s net loss of $293 million was a $503 million unfavourable variance from plan, and $950 million unfavourable variance from prior year. The deterioration from both plan and prior year results was largely the result of significantly higher than expected claims costs (up approximately $900 million). In 2015/16, the increased claims costs were partially offset by higher than anticipated premium revenues (up approximately $100 million, net of taxes and commissions) and higher investment earnings (up approximately $300 million).

More information about ICBC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.icbc.com.

Other commercial Crown entities

The Transportation Investment Corporation’s net loss of $82 million was $19 million better than the Budget 2015 plan, due to a combination of higher traffic volumes and lower debt servicing costs.

Net income from other commercial Crown entities was $31 million higher than plan mainly due to the early commencement of operations for Columbia Power Corporation’s Waneta Dam power expansion project.

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.5 and A2.6.

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Table 2.7 Revenue by Source

	Budget	Actual	Actual
($ millions)	2015[1]	2015/16	2014/15[1]
Taxation
Personal income	7,948	8,380	8,076
Corporate income	2,630	2,787	2,635
Sales [2]	5,970	5,990	5,762
Fuel	934	973	932
Carbon	1,261	1,190	1,198
Tobacco	770	734	752
Property	2,225	2,219	2,154
Property transfer	928	1,533	1,065
Insurance premium	460	520	482
	23,126	24,326	23,056
Natural resource
Natural gas royalties	344	139	493
Other energy and minerals	1,112	1,107	1,231
Forests	835	865	754
Other natural resource [3]	466	460	459
	2,757	2,571	2,937
Other revenue
Medical Services Plan premiums	2,399	2,434	2,254
Other fees [4]	3,235	3,422	3,171
Investment earnings	1,137	1,226	1,203
Miscellaneous	3,161	3,278	2,860
Release of surplus assets (NO NEED??)	—	—	—
	9,932	10,360	9,488
Contributions from the federal government
Health transfer	4,450	4,454	4,186
Social transfer	1,692	1,695	1,641
Other federal contributions	1,504	1,498	1,452
	7,646	7,647	7,279
Commercial Crown corporation net income
BC Hydro	653	655	581
Liquor Distribution Branch	881	1,031	935
BC Lottery Corporation (net of payments to the federal government)	1,206	1,304	1,245
ICBC	210	(293)	657
Transportation Investment Corporation (Port Mann)	(101)	(82)	(89)
Other [5]	55	87	42
	2,904	2,702	3,371
Total revenue	46,365	47,606	46,131

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2016.

2     Includes provincial sales tax and harmonized sales tax/social services tax/hotel room tax related to prior years.

3   Water rental and other resources.

4   Post-secondary, healthcare-related, motor vehicle, and other fees.

5     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

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Table 2.8 Expense by Ministry, Program and Agency

	Budget	Actual	Actual
($ millions)	2015 [1]	2015/16 [2]	2014/15 [1]
Office of the Premier	9	9	8
Aboriginal Relations and Reconciliation	87	90	84
Advanced Education	1,961	1,959	2,007
Agriculture	80	82	78
Children and Family Development	1,379	1,379	1,338
Community, Sport and Cultural Development	228	226	222
Education	5,498	5,544	5,395
Energy and Mines	28	42	30
Environment	150	151	133
Finance	234	235	247
Forests, Lands and Natural Resource Operations	608	921	836
Health	17,444	17,442	16,934
International Trade	49	48	33
Jobs, Tourism and Skills Training	196	196	196
Justice	473	471	458
Natural Gas Development	444	442	401
Public Safety and Solicitor General	669	681	657
Small Business and Red Tape Reduction	3	3	3
Social Development and Social Innovation	2,594	2,594	2,529
Technology, Innovation and Citizens’ Services	479	478	452
Transportation and Infrastructure	844	920	853
Total ministries and Office of the Premier	33,457	33,913	32,894
Management of public funds and debt	1,267	1,415	1,198
Contingencies	350	350	264
Funding for capital expenditures	1,001	831	860
Refundable tax credit transfers	975	1,140	864
Legislative and other appropriations	133	127	125
	37,183	37,776	36,205
Elimination of transactions between appropriations [3]	(20)	(15)	(17)
Prior year liability adjustments	—	(44)	(130)
Consolidated revenue fund expense	37,163	37,717	36,058
Expenses recovered from external entities	2,675	2,891	2,668
Funding provided to service delivery agencies	(22,477)	(22,586)	(21,734)
Ministry and special office direct program spending	17,361	18,022	16,992
Service delivery agency expense:
School districts	5,786	5,922	5,339
Universities	4,252	4,237	4,119
Colleges and institutes	1,130	1,169	1,151
Health authorities and hospital societies	13,446	13,733	13,154
Other service delivery agencies	3,856	3,793	3,684
Total service delivery agency expense	28,470	28,854	27,447
Total expense	45,831	46,876	44,439

1     Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2016.

2     Actual results for ministries and special offices reflect the accountabilities in the Balanced Budget and Ministerial Accountability Act . Under BBMAA, spending funded by the Contingencies Vote is not attributed to the various ministries, but is shown as a seperate accountability of the Minister of Finance.

3     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Expense

In 2015/16, government expenses totaled $46.9 billion; $1,045 million higher than Budget 2015 and $2.4 billion (5.4 per cent) higher than the previous year.

Chart 2.3 Expense changes from Budget 2015

$ millions

Total expense increased by $1,045 million

Consolidated Revenue Fund

Overall ministry spending (before contingency approvals and prior year liability adjustments) was $450 million higher than budget. This increase was due to government invoking statutory spending authority totaling $482 million for unforeseen costs and priority areas, partially offset by ministry savings of $32 million. Statutory spending was incurred in the following areas:

•             $309 million in fire control and management costs (Ministry of Forests, Lands and Natural Resource Operations);

•             $77 million in emergency response, recovery, prevention, and preparedness costs under the Emergency Program Act (Ministry of Transportation and Infrastructure);

•             $45 million in higher payments under the British Columbia Training and Education Savings Program due to expanded eligibility for children born in 2006 (Ministry of Education); and

•             $51 million in other areas.

Interest costs for the CRF were $148 million higher than budget due to a $216 million onetime expense related to the unwinding of government’s Advanced Rate Setting (ARS) hedging position. ARS agreements locked in interest rates for government’s planned debt issuances. Historically, the net position of ARS was deferred and amortized over the related debt instruments’ durations. In the future, valuation impacts of ARS agreements will be recognized when the debt instruments are issued. Ignoring this onetime cost, debt servicing expenses were $68 million below budget, due to a combination of lower debt levels and interest rates.

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Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage both current and future budget pressures. In 2015/16, the full $350 million allocation was spent on a number of priority initiatives and pressures, including:

•             $59 million for various agreements with First Nations, including treaty and non-treaty related costs and LNG benefits amounts (Ministry of Aboriginal Relations and Reconciliation);

•             $37 million in grants to public schools to assist with enrolment growth costs, public libraries and the Public Education Benefit Trust (Ministry of Education);

•             $26 million in grants to the BC Music Fund and Resort Municipality Initiative (Ministry of Jobs, Tourism and Skills Training);

•             $23 million in income assistance caseload costs (Ministry of Social Development and Social Innovation);

•             $22 million in grants to community organizations, the new Build Canada Fund, and Northern Rockies Regional Municipality Infrastructure Plan (Ministry of Community, Sport and Cultural Development);

•             $15 million for court related costs, and for Family Maintenance and Enforcement Program (Ministry of Justice); and

•             $59 million in other areas.

As well, $109 million was paid directly from the Contingencies Vote to First Nations for accommodation costs related to government’s release of surplus assets for its economic generation initiative.

CRF expenses were $44 million lower due to adjustments to liabilities accrued in prior years:

•             $18 million in the Ministry of Health, primarily related to accrued expenses for MSP payables and regional operations;

•             $17 million in the Ministry of Finance, primarily related to accruals for the long term disability benefits and self-insurance liabilities; and

•             $9 million of other adjustments.

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Recovered Expenses

Program spending funded by parties outside of government was $216 million higher than budget. The change reflects:

•             $174 million increase in recoverable healthcare costs mainly for PharmaCare costs under Product Listing Agreements with drug companies and regional services provided to non-resident clients;

•             $20 million increase in recoveries related to the Medical Services Plan;

•             $11 million in higher cost recoveries associated with childcare and family support services; and

•             $54 million in net increases in other program areas;

partially offset by:

•             $29 million lower cost recoveries mainly due to the timing of Building Canada Fund projects delivered by BC Transit and Translink; and

•             $14 million decrease in expenses associated with labour market and immigration initiatives, which are recovered from the federal government.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on the fiscal plan.

Operating Transfers

Operating grants paid to government agencies increased by $279 million primarily due to higher grants to health authorities ($236 million) and post-secondary institutions ($121) in support of higher agency spending noted below, offset by lower grants to the transportation and natural resources sectors, and other service delivery agencies totaling $78 million.

Service Delivery Agency Spending

Service delivery agency spending was $384 million higher than budget (1.3 per cent). $279 million of this increase was funded by the higher operating grants noted above.

School districts’ spending was $136 million higher than budget as a result of higher operating expenses mainly due to an increase in enrollment and an increase in facilities spending on maintenance. There were approximately 6,500 additional students enrolled in September 2015.

Post-secondary institution spending was $24 million higher than budget, reflecting a $39 million increase in college spending offset by a $15 million reduction in university spending. Universities decreased spending on grants and staffing partially offset by an increase in operating costs. Colleges increased spending on staffing and operating costs.

Health authority and hospital society spending was $287 million higher than budget, mainly due to higher staffing and operating costs incurred in support of the increasing demand for healthcare services delivered by these organizations. This increased spending was funded by additional provincial grants provided to the health authorities identified in the Operating Transfers section above and their own-source revenue.

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An overall reduction of $63 million in other service delivery agency spending reflected lower grants to third parties in support of infrastructure spending and debt servicing costs in transportation sector ($53 million), lower housing subsidy costs ($21 million), partially offset by other net spending increases ($11 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2015/16 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2015/16 totaled $6.0 billion — $3.4 billion on taxpayer-supported infrastructure and $2.6 billion on the self-supported infrastructure of commercial Crown corporations.

Spending on government direct capital (i.e. government ministry infrastructure, including Information Technology (IT) systems, court houses and correctional institutions) as well as health and education facilities comprised an aggregate 40 per cent of total capital spending in 2015/16. While this spending is predominantly taxpayer financed, a portion is funded from third party contributions.

Chart 2.4 Capital spending, 2015/16

Spending on highways and public transportation is primarily taxpayer-supported, and reflects government’s transportation and transit investment plans. Transportation investments comprised about 16 per cent of total capital spending in 2015/16.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation (CPC).

Other capital spending includes taxpayer-supported spending on social housing, as well as spending by other commercial Crown corporations on IT systems and equipment.

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Table 2.9 Capital Spending

($ millions)

	Budget	Actual	Actual
	2015	2015/16	2014/15
Taxpayer-supported
Education facilities	1,172	1,176	1,138
Health facilities	983	923	900
Highways and public transit	1,060	918	905
Government direct (ministries)	342	290	326
Other	124	152	138
Capital spending contingencies	50	—	—
	3,731	3,459	3,407

Self-supported commercial
Power generation and transmission	2,258	2,321	2,197
Highways and public transit	16	25	76
Other	244	227	215
	2,518	2,573	2,488
Total capital spending	6,249	6,032	5,895

Taxpayer-supported Capital Spending

In 2015/16, government spending on taxpayer-supported infrastructure was $272 million below budget.

Education facilities spending was $4 million higher than budget reflecting:

•             a $51 million decrease by school districts due to changes to project schedules, requiring the reprofiling of capital spending for several projects including New Westminster Secondary, Banting Middle School Seismic Upgrade, and Ecole Des Pionniers Seismic Replacement; and

•             a $55 million increase by post-secondary institutions, which is mainly attributed to changes in sector funded project schedules and cash flows such as the University of British Columbia’s Ponderosa and Orchard Commons Student Residences and Sports Medicine Centre projects.

Chart 2.5 Capital spending changes from Budget 2015

Total spending lower by $217 million

$ millions

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Health facilities spending was $60 million lower than budget due to scheduling and cash flow changes for several capital projects, mainly the Clinical and Systems Transformation project.

Highways and public transit spending was $142 million less than budget, mainly due to changes to project construction schedules and timing of federal contributions towards project costs.

Government direct spending was $102 million less than budget due to schedule and spending changes for various projects and unused project reserves. Other taxpayer-supported spending was $28 million higher than planned, partially due to social housing project scheduling changes.

The above scheduling changes do not represent a reduction in capital spending; rather, the spending has been deferred to future years.

Self-supported Capital Spending

Commercial Crown corporation spending on capital projects in 2015/16 was $55 million higher than budget.

Power generation and transmission spending was $63 million higher than planned mainly due to differences in the timing of capital spending on BC Hydro’s power generation projects.

Other self-supported spending was $8 million less than budget, mainly reflecting lower spending by the BC Lottery Corporation due mainly to a shift from owned and constructed assets to software-as-a-service procurement (down $22 million) and lower capital spending by ICBC due to timing of projects (down $25 million), partially offset by higher than expected residential and commercial building investments on the UBC and Great Northern Way campuses (up $23 million) and higher other commercial Crown corporations (up $16 million).

Further details on capital spending are provided in Appendix Table A2.10.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. During 2015/16, $2.5 billion was invested in these larger projects that will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table. During the fiscal year the following projects were completed:

•             South Fraser Perimeter Road construction;

•             Sierra Yoyo Desan Road upgrade;

•             Integrated Case Management System development and implementation; and

•             BC Hydro’s Vancouver City Central transmission project.

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Oak Bay Secondary [2]	2015	50	2	52	50	—	—	2
Belmont Secondary [2]	2015	62	—	62	36	—	—	26
Centennial Secondary	2016	37	24	61	61	—	—	—
Kitsilano Secondary	2017	40	25	65	61	—	—	4
Clayton North Secondary	2017	7	48	55	45	—	—	10
Grandview Heights Secondary	2020	—	61	61	47	—	—	14
New Westminster Secondary	2020	—	107	107	107	—	—	—
Seismic mitigation program	2023	106	1,194	1,300	1,300	—	—	—
Total school districts		302	1,461	1,763	1,707	—	—	56
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way
– Direct procurement	2017	7	12	19	15	—	—	4
– P3 contract	2017	38	66	104	27	60	—	17
University of British Columbia - Undergraduate Life Science Teaching Laboratories Redevelopment	2018	4	76	80	20			60
Total post secondary institutions		49	154	203	62	60	—	81
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	29	—	29	26	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health) Redevelopment [2]	2014	47	15	62	38	—	—	24
Lakes District Hospital [2]	2015	51	4	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2016	42	8	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	145	49	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	44	36	80	47	—	—	33
North Island Hospitals
– Direct procurement	2017	31	95	126	73	—	—	53
– P3 contract	2017	331	149	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2017	134	114	248	213	—	—	35
– P3 contract	2015	132	1	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	39	43	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	91	218	309	177	—	—	132
– P3 contract	2017	205	164	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower	2021	4	321	325	168	—	—	157
Royal Columbian Hospital	2019	2	257	259	250	—	—	9
Centre for Mental Health and Addictions	2019	—	101	101	101	—	—	—
Clinical and systems transformation	2023	156	324	480	480	—	—	—
Total health facilities		1,872	1,899	3,771	2,306	694	—	771
Transportation
Highway 1 — Monte Creek to Pritchard [2]	2016	64	5	69	52	—	17	—
Evergreen Line Rapid Transit
– Direct procurement	2017	330	201	531	316	—	74	141
– P3 contract	2017	847	53	900	—	270	350	280
Highway 97 widening from Highway 33 to Edwards Road	2017	17	43	60	42	—	18	—
Highway 1 widening and 216th Street Interchange	2018	4	55	59	23	—	22	14
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2019	5	80	85	52	—	33	—
Total transportation		1,267	437	1,704	485	270	514	435

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	18	7	25	23	—	2	—
– P3 contract	2016	113	5	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	76	15	91	91	—	—	—
– P3 contract	2016	102	24	126	5	121	—	—
Natural Resource Permitting Project [3]	2018	38	19	57	57	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	—	75	75	75	—	—	—
Total other		347	145	492	251	212	29	—
Total taxpayer-supported		3,837	4,096	7,933	4,811	1,236	543	1,343
		Self-supported
Transportation
Port Mann Bridge / Highway 1 [2]	2017	3,300	19	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Mica SF6 gas insulated switchgear replacement [2]	2014	184	7	191	191	—	—	—
– Northwest transmission line [2]	2014	692	12	704	317	—	130	257
– Iskut extension project [2]	2014	168	1	169	110	—	—	59
– Merritt area transmission [2]	2015	55	5	60	60	—	—	—
– Smart metering and infrastructure program [2]	2015	779	1	780	780	—	—	—
– Interior to Lower Mainland transmission line [2]	2015	706	37	743	743	—	—	—
– GM Shrum units 1 to 5 turbine replacement [2]	2015	169	16	185	185	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade [2]	2015	107	8	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	575	52	627	627	—	—	—
– Long Beach area reinforcement [2]	2015	36	2	38	38	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	281	15	296	296	—	—	—
– Surrey area substation project [2]	2016	77	17	94	94	—	—	—
– Big Bend substation	2017	40	27	67	67	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	418	330	748	748	—	—	—
– Horne Payne Substation project	2018	5	88	93	93
– John Hart generating station replacement	2019	441	652	1,093	1,093	—	—	—
– Cheakamus Unit 1 and Unit 2 generator replacement	2019	9	65	74	74	—	—	—
– Fort St. John and Taylor Electric Supply	2019	—	53	53	53
– G.M. Shrum G1-G10 Control System upgrade [4]	2021	8	52	60	60	—	—	—
– Site C clean energy project	2024	950	7,825	8,775	8,775	—	—	—
Columbia River power projects
– Waneta Dam power expansion [2,5]	2018	329	16	345	345	—	—	—
Total power generation and transmission		6,029	9,281	15,310	14,864	—	130	316

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other self-supported
British Columbia Lottery Corporation
– Gaming management system [2]	2015	93	—	93	93	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	282	36	318	318	—	—	—
Total other		375	36	411	411	—	—	—
Total self-supported		9,704	9,336	19,040	18,594	—	130	316
Total $50 million projects		13,541	13,432	26,973	23,405	1,236	673	1,659

1        Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2        Assets have been put into service and only trailing costs remain.

3        Reflects approved capital costs to date, subject to change if future phases are approved by government

4        This project has three phases. The total authorized capital amount of $60M represents partial implementation funding as at March 31, 2016 for phases 1 and 2 and definition funding for phase 3.

5        Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

The following projects were added:

•             Grandview Heights Secondary ($61 million);

•             New Westminster Secondary ($107 million);

•             University of British Columbia’s Undergraduate Life Science Teaching Laboratories Redevelopment ($80 million);

•             Royal Columbian Hospital redevelopment ($259 million);

•             Centre for Mental Health and Addictions ($101 million);

•             Highway 1 widening from Monte Creek to Pritchard ($69 million);

•             Highway 97 widening in Kelowna from Highway 33 to Edwards Road ($60 million);

•             Highway 1 widening in Langley and 216th Street interchange ($59 million);

•             Highway 1 — Admirals Road/McKenzie Avenue interchange ($85 million);

•             Natural Resource Permitting Project ($57 million);

•             Maples Adolescent Treatment Centre and Provincial Assessment Centre ($75 million);

•             BC Hydro’s Horne Payne Substation project ($93 million);

•             BC Hydro’s Fort St. John and Taylor Electrical Supply project ($53 million); and

•             BC Hydro’s G.M. Shrum G1-G10 Control System upgrade ($60 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•             operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•             partnerships with the private sector (public-private partnerships or P3s);

•             cost-sharing with partners; and

•             borrowing (debt financing).

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Chart 2.6 Financing taxpayer-supported capital spending

$ millions	Total taxpayer-supported capital spending: $3,459

Chart 2.6 shows that 49 per cent of 2015/16 taxpayer-supported capital spending was financed from direct borrowing, 24 per cent from operating cash flows, 16 per cent from external capital contributions and 11 per cent from public-private partnerships.

Commercial Crown capital spending of $2.6 billion was financed 56 per cent from direct borrowing ($1.4 billion), and 44 per cent from internal cash flows ($1.2 billion).

Provincial Debt

As at March 31, 2016, total provincial debt totaled $65.3 billion — 26.7 per cent of BC’s nominal GDP. The primary driver for borrowing is capital spending, with over 87 per cent of debt incurred to finance infrastructure. As well, about 34 per cent of the total debt is self-supported through the commercial activities of Crown corporations.

The taxpayer-supported debt to GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 17.4 per cent. This is lower by 0.3 percentage points from 2014/15 and 0.1 percentage points from restated Budget 2015. British Columbia’s taxpayer-supported debt to GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs. In addition, the debt to revenue track stood at 91.0 per cent, 3.1 percentage points lower than that in 2014/15.

Government direct operating debt is the cumulative borrowing incurred to finance core government operations when operating spending by ministries and special offices exceeds CRF revenue. This includes both net spending on direct program delivery and on operating grants provided to service delivery agencies, but does not include the issuance of capital grants. There is a standing legislative requirement to retire this debt before government can use supplementary appropriations to authorize additional spending during a year.

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Chart 2.7    Provincial debt components

Debt for schools, post-secondary institutions and health facilities for the most part was incurred by government as a result of the direct funding of this infrastructure through capital grants. Debt incurred for highways and public transit infrastructure primarily reflects direct borrowing by the BC Transportation Financing Authority and the Transportation Investment Corporation (TI Corp). TI Corp, whose debt accounts for just over one-fifth of the highways and public transit debt, is a commercial enterprise that operates and maintains the Port Mann Bridge under a tolling regime.

Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by Columbia Power Corporation (CPC).

Table 2.11 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget		Actual	Actual
($ millions)	2015	Adjustment [2]	2015		2015/16	2014/15
Taxpayer-supported debt
Provincial government direct operating	8,420	(161)	8,259		8,034	9,280
Other taxpayer-supported debt (mainly capital)
Education facilities	12,642	(17)	12,625		12,764	12,118
Health facilities	7,036	(23)	7,013		6,998	6,522
Highways and public transit	11,654	(84)	11,570		11,465	10,725
Other	3,430	(137)	3,293		3,466	3,235
	34,762	(261)	34,501		34,693	32,600
	43,182	(422)	42,760		42,727	41,880
Self-supported debt
Power generation and transmission	18,470	(395)	18,075		18,683	17,308
Highways and public transit	3,371	6	3,377		3,389	3,335
Other	687	1	688		493	397
	22,528	(388)	22,140		22,565	21,040
Forecast allowance	250	—	250		—	—
Total provincial debt	65,960	(810)	65,150		65,292	62,920
Debt to GDP
Taxpayer-supported	17.4		17.5	[3]	17.4	17.7
Total	26.6		26.6	[3]	26.7	26.5

1     Debt is after deduction of sinking funds and unamortized discounts; it includes the current portion, but excludes accrued interest, which is reported on government’s statement of financial position as an accounts payable.

2     The opening balance adjustment reflects actual balances at March 31, 2015 (the Budget 2015 projection was based on a forecast for 2014/15).

3     Revised to reflect Statistics Canada’s Provincial Economic Accounts Update released on November 10, 2015.

2016 Financial and Economic Review — August 2016

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Other taxpayer-supported debt includes government borrowing for direct capital, government’s obligations under the immigrant investor program, and borrowing to finance the reconstruction of the BC Place stadium roof. Other self-supported debt includes the commercial borrowing of the BC Lottery Corporation (BCLC) for gaming equipment and gaming management software as well as the debt of post- secondary institution commercial subsidiaries.

Total debt increased by $2.4 billion in 2015/16 — an additional $142 million to the anticipated increase for the year projected in updated Budget 2015. The addition reflected a $425 million increase in self-supported borrowing, offsetting a $33 million reduction in taxpayer-supported borrowing, and the expiry of the $250 million forecast allowance.

Lower borrowing requirements for taxpayer-supported debt primarily reflected $272 million lower than expected capital spending, lower working capital and cash flow requirements of $225 million and partially offset by the impact of lower capital contributions from third parties ($464 million).

Chart 2.8 Debt changes from Updated Budget 2015

$ millions	Total increase in debt of $142 million

For self-supported debt, the $425 million reduction in borrowing from the updated Budget 2015 reflects the impacts of higher capital spending and higher requirements for operating cash inflows on the part of commercial Crown corporations.

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Chart 2.9 Reconciliation of surplus to change in debt

$ millions

Year over year increase in debt: $2,372 million

Surplus versus change in debt

The majority of government’s borrowing in 2015/16 financed its capital program. As government posts operating surpluses, direct operating debt continues to decline.

The $730 million surplus together with positive operating cash flows of $516 million, results in an overall $1,246 million annual decrease in direct operating debt. The $516 million in positive cash flows is due to large non-cash expenses partially offset by other changes in working capital balances.

The $2.1 billion increase in taxpayer-supported capital debt reflects the net financing requirements of the $3.5 billion infrastructure program. The $1.4 billion in capital spending not financed by debt was funded by $197 million in capital contributions from the federal government, $357 million in capital contributions from other external organizations, and by the use of $812 million of operating cash flows by service delivery agencies for capital purposes.

The $1.5 billion increase in self-supported debt primarily reflects the capital spending of BC Hydro, TI Corp and BCLC, which is financed through the fiscal agency loan program. A portion of this infrastructure spending and the capital spending of the other commercial Crown corporations were funded by $1.0 billion in net operating cash flows.

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Debt Indicators

Table 2.12 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

Table 2.12   Key Debt Indicators1

	Budget	Actual	Actual
	2015	2015/16	2014/15
Debt to revenue (per cent)
Total provincial	110.5	105.8	106.4
Taxpayer-supported	95.4	91.0	94.1
Debt per capita ($) [2]
Total provincial	14,071	13,942	13,565
Taxpayer-supported	9,212	9,124	9,029
Debt to GDP (per cent) [3]
Total provincial	26.6	26.7	26.5
Taxpayer-supported	17.4	17.4	17.7
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.7	4.8	4.2
Taxpayer-supported	3.9	4.2	3.6
Interest costs ($ millions)
Total provincial	2,827	2,946	2,465
Taxpayer-supported	1,777	1,960	1,591
Interest rate (per cent) [5]
Taxpayer-supported	4.2	4.6	3.8
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	59,688	61,726	59,145
Taxpayer-supported [7]	45,241	46,927	44,492
Total debt ($ millions)
Total provincial	65,960	65,292	62,920
Taxpayer-supported [8]	43,182	42,727	41,880
Provincial GDP ($ millions) [9]	247,860	244,990	237,188
Population (thousands at July 1) [10]	4,688	4,683	4,638

1     Figures for prior year have been restated to conform with the presentation used for 2015/16 and to include the effects of changes in underlying data and statistics.

2     The ratio of debt to population (e.g. debt at March 31, 2016 divided by population at July 1, 2015).

3     The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2016 divided by 2015 GDP).

4     The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5     Weighted average of all outstanding debt issues.

6     Includes revenue less earnings related to enterprises(sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7     Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8     Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9     Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2015 is used for the fiscal year ended March 31, 2016). As nominal GDP for the calendar year ending in 2015 is not available, the 2015 GDP projected in February

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Credit Rating

A credit rating reflects a borrower’s ability to pay interest and to repay principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

Table 2.13   Interprovincial Comparison of Credit Ratings, June 2016

Rating Agency[1]
Province	Moody’s Investors Service	Standard & Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aa1	AA	AA(High)
Saskatchewan	Aaa	AA+	AA
Manitoba	Aa2	AA	A (High)
Ontario	Aa2	A+	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A	A (Low)

1       The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $244 million for the Teachers’ Pension Plan in 2015/16), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2016 are shown in Table 2.14.

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Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’ [1]	College	Other [2]	2015/16	2014/15
Accrued benefit obligation	(17,411)	(23,013)	(18,257)	(3,281)	(706)	(62,668)	(60,137)
Pension fund assets	18,378	22,367	17,826	3,243	784	62,598	58,524
Subtotal	967	(646)	(431)	(38)	78	(70)	(1,613)
Unamortized actuarial (gain) loss	168	1,388	(57)	103	(83)	1,519	3,096
Accrued net asset (obligation)	1,135	742	(488)	65	(5)	1,449	1,483

1   The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2015/16 accounts. The liability will be settled in future periods through increased employer contributions.

2   Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•    Public Service Pension Plan, March 31, 2014;

•    Municipal Pension Plan, December 31, 2012;

•    Teachers’ Pension Plan, December 31, 2014; and

•    College Pension Plan, August 31, 2012.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.50 per cent for all plans) and the rate of annual salary increases (currently 3.75 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

2016 Financial and Economic Review — August 2016

Part 2 — Financial Review

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the initial obligations represent the accrued liabilities as the assets are constructed despite no cash outlay on the part of government.

As at March 31, 2016, taxpayer-supported entities have incurred $38 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $63.4 billion in contractual obligations, for a total of $101.4 billion in contract payments that will be made over the next up to 50 years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt; nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

Table 2.15    Taxpayer-supported Contractual Obligations

($ millions)	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22+
Coastal ferry services agreement	194	194	194	194	194	8,149
Capital construction and maintenance P3s	280	133	154	166	160	4,335
Provincial policing contracts	343	343	334	334	334	3,678
Housing subsidy agreements	371	284	242	232	223	6,076
Program delivery agreements	1,757	265	227	178	131	1,065
Operating and maintenance agreements	591	519	465	243	185	834
Service delivery agreements	758	701	584	303	123	541
Capital and economic development agreements	552	199	106	45	40	443
	4,846	2,638	2,306	1,695	1,390	25,121

The 2015/16 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.15) as follows:

•             Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•             Capital construction and maintenance P3s — the initial two years reflect accrued liabilities for projects under construction, the annual amounts smooth out in later years to reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•             Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•             Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

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•             Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•             Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. Over three-fourths of this category relates to the road and bridge maintenance agreements with the Ministry of Transportation and Infrastructure.

•             Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•             Capital and economic development agreements — annual cost of agreements to build infrastructure, such as Columbia Basin Trust’s share of the Waneta expansion project, or to share economic benefits, such as First Nations agreements with the Ministry of Forests, Lands and Natural Resource Operations.

Almost all (92 per cent or $58.3 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2015/16 Public Accounts Audit Qualification

The Auditor General issued one qualification on the application of Canadian GAAP in the 2015/16 Public Accounts relating to the reporting of transfers received from the federal government and/or non-government sources for the purchase and construction of assets.

Rather than deferring the transfers and amortizing the amount to revenue on the same basis as the amortization of the related expenditure, the Auditor General advocates reporting transfers as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The Comptroller General feels PSAB guidance still supports deferral in situations where use of the funds is externally restricted to expenditures of this nature.

Under the Auditor General’s approach to transfers, liabilities (i.e. deferred revenue) would have been reduced by $4.2 billion, and the surplus would have been $3 million higher. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2015/16 Public Accounts.

2016 Financial and Economic Review — August 2016

Part 3

Supplementary Information

• General Description of the Province • Constitutional Framework • Provincial Government • Annual Financial Cycle • Government’s Financial Statements • Provincial Taxes

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC—Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest province in terms of population, which was estimated at 4.7 million people—accounting for 13.1 per cent of Canada’s population on July 1, 2015. BC’s population grew at an average annual rate of 1.1 per cent between 2005 and 2015, equivalent to the rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,513,343 persons in 2015. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 362,037 persons in 2015.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle1

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 55); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the province. This process consists of four main stages.

1 Reflects the financial cycle for normal years.

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Chart 3.1  Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
Ministries and Crown corporations prepare 3-year service plans including financial implications
BUDGET PREPARATION decisions on revenue, expense, Crown targets, capital, FTEs
Government Caucus Committee Review
Government tables in the Legislative Assembly it's annual Estimates along with a 3-Year Fiscal Plan and 3-year ministry/Crown service plans
ESTIMATES RELEASED
BUDGET & THREE-YEAR FISCAL PLAN RELEASED
Three-year service plans made public by government, ministries and Crown organizations
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent and forecasts updated
QUARTERLY REPORTS ongoing reports of government and Crown corporation finances
FINANCIAL AND ECONOMIC REVIEW Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS PUBLISHED
Service plans are reported on
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT PUBLISHED
Legislative Assembly reviews Public Accounts
Select Standing Committee reviews Public Accounts
Select Standing Committee reviews Crown Corporations
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR

Planning and Budget Preparation

Treasury Board, a committee of the Executive Council (i.e. Cabinet) reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million)

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must also be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•             ministries;

•              service delivery agencies;

•             the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•              commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

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The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations2 and commercial subsidiaries owned by service delivery agencies are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

While PSAB GAAP makes specific pronouncements for fully consolidated entities, it prescribes adherence to International Financial Reporting Standards for entities consolidated on a modified equity basis. Modified equity means that there are no adjustments for differences between the accounting policies used by the entity being consolidated and the parent organization.

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). As authorized by the BTAA, Treasury Board mandated one variance from IFRS — the use of regulatory accounting by BC Hydro — to ensure financial reporting reflects the policy framework within which the Crown corporation operates.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2015/16 Public Accounts.

2     Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Summary of Tax Changes Announced in Budget 2016

Income Tax Act

BC Tax Reduction Credit Enhanced

Effective for the 2016 tax year, the BC tax reduction credit phase-out threshold is increased to $19,400 from $19,000. The credit phase-out rate is also increased to 3.56 per cent from 3.5 per cent.

The enhancement increases the amount of income an individual can earn before they start paying provincial income tax, benefiting about 500,000 taxpayers.

Farmers’ Food Donation Tax Credit Introduced

Effective February 17, 2016, a new non-refundable farmers’ food donation tax credit is introduced. The tax credit is available to individuals and corporations that carry on the business of farming and donate a qualifying agricultural product to a registered charity that provides food to those in need or helps to operate a school meal program.

The credit is worth 25 per cent of the fair market value of the qualifying agricultural product and must be claimed in the same year that a charitable donation tax credit or deduction is claimed for the donation. The credit is available for the 2016, 2017 and 2018 tax years, after which the credit will be reviewed.

BC Seniors’ Home Renovation Tax Credit Expanded to Persons with Disabilities

Effective for the 2016 tax year, the BC seniors’ home renovation tax credit is expanded to persons with disabilities who are eligible to claim the federal disability tax credit. The expanded credit will be available in respect of eligible expenditures made on or after February 17, 2016. The refundable personal income tax credit assists with the cost of certain permanent home renovations to improve accessibility or to help an individual be more functional or mobile at home.

BC Mining Flow-Through Share Tax Credit Extended

As announced on January 25, 2016, the BC mining flow-through share tax credit is extended to the end of 2016.

Mining Exploration Tax Credit Extended

As announced on January 25, 2016, the mining exploration tax credit is extended for an additional three years to the end of 2019. The credit is available to both individuals and corporations that undertake mining exploration in the province. The credit is calculated as 20 per cent of eligible BC mining exploration expenditures, or 30 per cent if exploration is in the mountain-pine-beetle-affected area.

Federal Changes to Taxation of Trusts and Estates Paralleled

The recent federal changes to the taxation of trusts and estates are paralleled. Effective for tax years ending after December 31, 2015, graduated personal income tax rates will only apply to trusts that are “graduated rate estates” or “qualified disability trusts,” as announced in the federal 2014 budget. The top marginal personal income tax rate of 14.7 per cent will apply to all other trusts and estates in BC.

These changes effectively maintain graduated rate taxation for eligible estates for the first 36 months after an individual’s death. They also maintain graduated rate taxation for testamentary trusts that are for the benefit of individuals who are eligible for the federal disability tax credit.

This will improve tax fairness by reducing tax planning opportunities arising from beneficiaries effectively accessing more than one set of graduated rates.

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Regional and Distant Location Tax Credits for Animation Productions Clarified

As announced on June 26, 2015, the regional and distant location tax credits for animation productions are clarified to ensure the credits are based on the amount of eligible labour expenditures incurred in the regional or distant location areas. The change applies to both the production services tax credit and the Film Incentive BC tax credit for animation productions where principal photography begins after June 26, 2015.

Medicare Protection Act

Medical Services Plan Premiums and Premium Assistance

Effective January 1, 2017, Medical Services Plan (MSP) premiums are increased by about 4 per cent to help fund health care for British Columbians. Maximum premium rates will increase by $3 per month per adult.

Two changes will also be made to the MSP premium rate structure effective January 1, 2017.

First, the calculation of MSP premiums will no longer include children. This change will ensure all children are treated the same, regardless of family composition. The measure will provide a significant benefit to single parent families, who will pay up to $72 per month less than they pay in 2016. This change will benefit about 70,000 single parent families.

Second, the MSP premium rate paid by couples will be set at twice the MSP premium rate paid by single adults. This change will ensure adults pay the same maximum premium rate, regardless of family composition. Currently, couples pay less than twice the amount paid by single adults. This change will result in a $14 per month increase in premiums for about 530,000 couples, in addition to the 4 per cent increase.

Additionally, effective January 1, 2017, MSP premium assistance is enhanced. The income threshold up to which a household receives full premium assistance is increased by $2,000.

Partial premium assistance is enhanced for all households paying partial premiums and the income threshold at which a household starts to pay full premiums is increased by $12,000.

Combined, the above changes will mean MSP premiums are reduced for 335,000 British Columbians and an additional 45,000 people will no longer pay premiums at all. A single adult receiving premium assistance will see their premiums reduced by up to $27 per month compared to 2016 rates, while a couple with two children will see their premiums reduced by up to $54 per month.

Small Business Venture Capital Act

Equity Tax Credit Budget Increased

Beginning in 2016, the budget for the small business venture capital tax credit is increased by $5 million, $3 million of which will be for direct investments in eligible new corporations. This allows for up to $16.7 million annually in additional equity financing for qualifying corporations.

Provincial Sales Tax Act

Exemption for Qualifying Farmers Expanded to Include Telescopic Handlers, Skid Steers and Polycarbonate Greenhouse Panels

Effective February 17, 2016, telescopic handlers, skid steers and polycarbonate greenhouse panels obtained by qualifying farmers for use solely for a farm purpose are exempt from provincial sales tax. To qualify for this exemption, polycarbonate greenhouse panels must be purchased in a minimum quantity of 500 square metres.

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Carbon Tax Act and Motor Fuel Tax Act

Exemptions from Security in Certain Circumstances Provided

Effective March 1, 2016, the following exemptions from security are provided with respect to both carbon tax and motor fuel tax to replace a refund of security in the following circumstances.

A collector is exempt from the requirement to pay security to the government on the sale of fuel in BC if the fuel is sold to a person who is exempt from the requirement to pay security in respect of that fuel.

A deputy collector is exempt from the requirement to pay security on fuel bought in BC if the fuel is to be sold outside of BC by the deputy collector and the fuel is to be removed from BC:

•                  by the person who sold the fuel to the deputy collector;

•                  by a person acting on behalf of the person who sold the fuel to the deputy collector;

•                  by a common carrier, if the contract with the common carrier for the removal of the fuel has been entered into at the time the deputy collector buys the fuel; or

•                  in prescribed circumstances.

Property Transfer Tax Act

Exemption for Newly Constructed Homes up to $750,000 in Value Introduced

Effective February 17, 2016, an exemption from property transfer tax for newly constructed homes used as a principal residence is introduced. The buyer does not have to be a first-time owner of residential property. The full exemption is available for homes with a fair market value up to $750,000, with a partial exemption available for homes up to $800,000.

Property Transfer Tax Increased to 3 Per Cent from 2 Per Cent on the Portion of Fair Market Value in Excess of $2 Million

Effective February 17, 2016, the property transfer tax rate is increased to 3 per cent from 2 per cent on the portion of a property’s fair market value above $2 million. Rates of 1 per cent on the first $200,000 of a property’s fair market value and 2 per cent on the fair market value between $200,000 and $2 million will continue to apply.

Data on Citizenship and Bare Trusts Collected

The Property Transfer Tax Act is amended to require disclosure of citizenship, on registration of a taxable transaction, by individuals who are not Canadian citizens or permanent residents of Canada. Corporations will also be required to disclose, on registration of a taxable transaction, the citizenship of any director who is not a Canadian citizen or permanent resident of Canada. The amendments will also require the disclosure of the names, addresses, and citizenship information of settlors and beneficiaries of bare trusts. The new disclosure requirements will come into effect in spring 2016.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-Out Increased

As announced on January 5, 2016, the threshold for the phase-out of the home owner grant is increased to $1,200,000 from $1,100,000 for the 2016 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

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Tourist Accommodation (Assessment Relief) Act

Assessment Relief in Rural Areas Increased

Effective for the 2017 tax year, the reduction in assessed value for eligible short-term accommodation property located outside municipalities is increased. The maximum reduction in assessed value is increased to $500,000 from $150,000 and the assessed value at which the phase-out of the benefit begins is increased to $4 million from $2 million.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate-setting policy is that average residential school property taxes, before application of the home owner grant, increase by the previous year’s provincial inflation rate. This rate-setting policy has been in place since 2003 and will continue in 2016. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2016, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This rate-setting policy has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The major industry class tax rate and the light industry class tax rate will be set at the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate-setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2016.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

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Table 3.1 Provincial Taxes (as of July 2016)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income (1) Corporate	General rate: 11% Small business rate: 2.5%.	The Canada Revenue Agency administers BC’s personal and corporate taxes under the Tax Collection Agreement between the province and the federal government.

	(2) Personal	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to the following tax brackets: up to $38,210, $38,210.01 to $76,421, $76,421.01 to $87,741, $87,741.01 to $106,543, and over $106,543.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the BC low income climate action tax credit, BC sales tax credit, the BC early childhood tax benefit, and other credits available to individuals who meet specific eligibility criteria.

Real property transfers — Property Transfer Tax Act	Fair market value of property, or interest in property, transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties. Similarly, purchases of newly constructed homes are exempt if price is $750,000 or less.

Retail sales tax Provincial Sales Tax Act	Purchase and lease of tangible personal property Purchase of software, accommodation, related services, telecommunication services and legal services Gifts of vehicles, boats and aircraft	General rate: 7% Liquor: 10% Accommodation: 8% Vehicles: 7% to 12% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Collected through businesses required to be registered under the Act and paid by purchasers and lessees.

Major consumer exemptions include, but are not limited to:

•                  food for human consumption (all food including prepared food)

•                  residential energy

•                  children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age)

•                  basic cable and residential land-line telephone services

•                  vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•                  goods acquired solely for re-sale or re-lease

•                  goods purchased to be incorporated into goods for sale or lease

•                  certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	23.9 cents per cigarette or tobacco stick and per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2016) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Carbon dioxide equivalent emissions from combustion of fuels and combustibles— Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of:

•                  Aviation Fuel

•                  Gasoline

•                  Heavy Fuel Oil

•                  Jet Fuel

•                  Kerosene

•                  Light Fuel Oil

•                  Methanol (not produced from biomass)

•                  Naphtha

•                  Butane

•                  Coke Oven Gas

•                  Ethane

•                  Pentane Plus

•                  Gas Liquids

•                  Natural Gas

•                  Propane

•                  Refinery Gas

•                  High Heat Value Coal

•                  Low Heat Value Coal

•                  Coke

•                  Petroleum Coke

•                  Also combustion of peat and tires (whole or shredded) to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $30 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•                  fuels which are exported for use outside of British Columbia,

•                  fuel used for certain non-energy purposes,

•                  fuel used for eligible inter-jurisdictional transportation

•                  coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes , and

•                  minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of motor fuels.

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2016) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	Motive fuel	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre Transit).

	Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

	Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling or used by qualifying farmers solely for a farm purpose and for small containers of propane.

	Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	Natural gas used in stationary engines, other than listed below	1.1 cents per 810.32 litres.

	Natural gas used in pipeline compressors to transmit marketable gas	1.9 cents per 810.32 litres.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants	Exempt.

	Natural gas used in compressors to re-inject sour gas into depleted wells	Exempt.

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

Table 3.1          Provincial Taxes (as of July 2016) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	Marine bunker fuel Marine gas oil	Exempt. Exempt.	Exemption applies to bunker fuel used as fuel in a ship. Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

—Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2016, the rates were set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2016, the rates are 0.052% for farms; 0.049% for managed forest lands; 0.056% for residential; 0.094% for recreational property/non-profit organizations; 0.288% for light industry, business and other property not contained in any other class; 0.3863% for utilities; 0.570% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

Table 3.1        Provincial Taxes (as of July 2016) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2016 rates range from about 0.102% to 0.558%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax on residential class property if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2016, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates.

For 2016 the rates are 0.31% for recreational property/non-profit organizations; 0.21% for managed forest land; 0.69% for farms; 0.54% for light industry, major industry, business and other property not contained in any other class; 1.35% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

In Budget 2013, government announced its intention to phase out the Industrial Property Tax Credit for light industrial properties over two years. In 2013 the benefit of the credit for class 5 was halved through the setting of the class 5 school tax rate. The credit was completely phased out in Budget 2014.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit reduces the provincial school property tax on farm land (class 9).

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2016 Financial and Economic Review — August 2016

Part 3 — Supplementary Information

Table 3.2         Interprovincial Comparisons of Tax Rates — 2016

(Rates known and in effect as of July 1, 2016)

									Prince	Newfoundland
	British						New	Nova	Edward	and
Tax	Columbia	Alberta	Saskatchewan	Manitoba	Ontario	Quebec	Brunwick	Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	11	12	12	12	11.5	11.9	14	16	16	15
Manufacturing rate [1]	11	12	10	12	10	11.9	14	16	16	15
Small business rate	2.5	3	2	0	4.5	8	4	3	4.5	3
Small business threshold ($000s)	500	500	500	450	500	500	500	350	500	500
Corporation capital tax (per cent)
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	0.7/3.25	6	Nil	Nil	5	4	5	6
Health care premiums/month ($)
Individual/family [2]	75/150	Nil	Nil	Nil	Nil	up to 83/167	Nil	Nil	Nil	Nil
Payroll tax (per cent) [3]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [4]	2-4.4	2-3	3-4	2-3	2-3.5	3.48	2-3	3-4	3.5	5
Fuel tax (cents per litre) [5]
Gasoline	21.17	13.0	15.0	14.0	22.2	28.6	24.3	24.6	22.2	43.9
Diesel	22.67	13.0	15.0	14.0	21.1	29.2	30.4	23.8	29.1	31.2
Sales tax (per cent) [6]
General rate	7	Nil	5	8	8	9.975	10	10	10	10
Tobacco tax (dollars per carton of 200 cigarettes) [7]	47.80	50.00	55.10	67.88	37.59	29.80	54.18	65.72	60.20	59.10

1   In British Columbia (and some other provinces) the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations for income that is attributable to a patent or that are eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2   British Columbia has a two-person rate of $136 in 2016. Effective beginning January 1, 2017, the calculation of MSP premiums will no longer include children. Rates will be based on the number of adults in a household. The rate for a single adult will be $78 and the rate for a couple will be $156. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower-income individuals and families. Quebec levies a health contribution that varies with income and is capped at a maximum of $1,000 annually per adult for higher-income earners. The Quebec health contribution will be phased out beginning in 2016 and will be completely eliminated by 2018. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year.

3   Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

4   Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In Manitoba, Ontario, Quebec, and Newfoundland and Labrador, specific sales taxes also apply to certain insurance premiums, except, generally, those related to individual life and health.

5   Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 2016. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline for the Montreal area. Newfoundland recently raised its gasoline tax rate from 16.5 cents per litre to 33.0 cents per litre and announced that this rate increase will be reviewed in the Fall 2016 supplementary budget. Alberta has announced that it will introduce a Carbon Levy of 4.49 cents per litre on gasoline and 5.35 cents per litre on diesel effective January 1, 2017 and 6.73 cents per litre on gasoline and 8.03 cents per litre on diesel effective January 1, 2018.

6   Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

7   Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec. New Brunswick has announced that it will further raise its statutory tobacco tax rate by $6.52 per carton of 200 cigarettes on February 1, 2017.

2016 Financial and Economic Review — August 2016

Appendix 1

Economic Review

Supplementary Tables

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.1A   Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	45,928	93,197	34,298	11,061	—	1,427	1,253	12.1
1983	2,908	48,540	93,783	34,488	10,903	—	1,446	1,245	13.9
1984	2,947	50,949	94,613	36,120	10,722	—	1,465	1,245	15.0
1985	2,975	54,868	101,299	38,750	11,573	—	1,493	1,280	14.3
1986	3,004	57,943	102,319	40,980	11,012	—	1,526	1,332	12.7
1987	3,049	64,039	108,705	44,679	12,607	—	1,567	1,378	12.1
1988	3,115	70,943	114,747	49,499	15,210	—	1,599	1,435	10.3
1989	3,197	77,267	118,320	55,623	18,748	—	1,659	1,508	9.1
1990	3,292	81,223	120,248	61,628	19,391	19,550	1,703	1,560	8.4
1991	3,374	83,779	120,477	64,043	19,283	18,528	1,751	1,578	9.9
1992	3,469	89,356	123,918	66,903	20,546	20,406	1,800	1,617	10.1
1993	3,568	96,066	129,860	69,436	21,435	22,955	1,848	1,668	9.7
1994	3,676	102,426	133,334	72,952	24,400	25,774	1,918	1,743	9.1
1995	3,777	107,931	136,796	76,770	23,076	23,846	1,951	1,786	8.5
1996	3,874	111,195	140,116	78,984	22,787	23,237	1,986	1,813	8.7
1997	3,949	117,135	144,744	81,937	24,819	22,958	2,032	1,860	8.5
1998	3,983	118,186	146,371	84,250	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,959	151,383	87,858	23,281	21,009	2,064	1,894	8.3
2000	4,039	134,606	158,243	92,658	24,152	21,388	2,080	1,931	7.2
2001	4,077	136,852	159,326	95,273	26,197	19,474	2,082	1,921	7.7
2002	4,100	141,946	165,402	99,104	26,819	20,987	2,135	1,952	8.5
2003	4,124	149,751	169,019	102,266	29,096	22,531	2,172	1,998	8.0
2004	4,155	162,293	175,571	108,765	34,336	24,703	2,186	2,028	7.2
2005	4,196	174,855	184,267	115,935	39,429	30,937	2,220	2,090	5.9
2006	4,242	188,219	192,385	126,504	45,658	33,273	2,248	2,141	4.8
2007	4,291	198,325	198,325	135,259	49,568	34,036	2,304	2,206	4.3
2008	4,349	204,406	199,768	140,011	52,692	30,085	2,349	2,242	4.6
2009	4,411	196,250	194,987	138,552	46,303	26,431	2,375	2,192	7.7
2010	4,466	205,117	200,324	142,858	49,423	30,305	2,405	2,223	7.6
2011	4,499	216,786	206,360	150,302	50,911	30,853	2,409	2,228	7.5
2012	4,543	221,414	211,427	156,215	54,486	31,066	2,429	2,263	6.8
2013	4,583	226,605	215,901	164,688	51,629	32,225	2,425	2,266	6.6
2014	4,638	237,188	222,868	170,965	56,081	34,951	2,425	2,278	6.1
2015	4,683	n/a	n/a	n/a	n/a	37,934	2,458	2,306	6.2
(annual percentage change)[2]
1983	1.1	5.7	0.6	0.6	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.7	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.7	7.1	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.6	1.0	5.8	(4.8)	—	2.2	4.1	(1.6)
1987	1.5	10.5	6.2	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	10.8	5.6	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.1	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.1	1.6	10.8	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.7	2.9	4.5	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.5	4.8	3.8	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.7	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.4	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.3	3.3	3.7	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	0.9	1.1	2.8	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.4	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.5	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.7	0.7	2.8	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	3.8	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.2	3.2	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.4	3.9	6.4	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.6	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.6	4.4	9.1	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.4	3.1	6.9	8.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.1	0.7	3.5	6.3	(11.6)	2.0	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.0)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.3	4.5	2.7	3.1	6.7	14.7	1.3	1.4	(0.1)
2011	0.7	5.7	3.0	5.2	3.0	1.8	0.2	0.2	(0.1)
2012	1.0	2.1	2.5	3.9	7.0	0.7	0.8	1.6	(0.7)
2013	0.9	2.3	2.1	5.4	(5.2)	3.7	(0.1)	0.1	(0.2)
2014	1.2	4.7	3.2	3.8	8.6	8.5	0.0	0.6	(0.5)
2015	1.0	—	—	—	—	(8.5)	1.3	1.2	0.1

1     As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

2     Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (CANSIM tables 051-0005, 384-0038, 384-0040, 282-0002 - accessed May 2016) and BC Stats, based on federal, provincial and industry data.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[2]
1982	57.3	56.6	—	26,380	11,923	9,853	15.8	81.1	18.0
1983	60.4	59.7	—	26,834	11,862	9,872	11.2	81.1	13.2
1984	62.8	62.1	—	27,748	12,256	10,332	12.1	77.2	13.6
1985	64.8	64.0	—	29,303	13,025	11,068	10.6	73.2	12.1
1986	66.7	66.2	—	30,408	13,644	11,527	10.5	72.0	11.2
1987	68.7	68.2	—	33,177	14,655	12,332	9.5	75.4	11.2
1988	71.2	70.6	—	36,537	15,892	13,220	10.8	81.3	11.7
1989	74.4	73.8	—	40,711	17,400	14,476	13.3	84.5	12.1
1990	78.4	77.8	—	44,656	18,720	15,181	14.1	85.7	13.4
1991	82.6	81.9	—	46,772	18,983	15,536	9.9	87.3	11.1
1992	84.8	84.3	—	49,430	19,287	15,942	7.5	82.7	9.5
1993	87.8	87.3	—	51,782	19,462	16,252	5.9	77.5	8.8
1994	89.5	89.1	—	54,492	19,845	16,425	6.9	73.2	9.5
1995	91.6	91.3	—	57,214	20,324	16,598	8.7	72.9	9.2
1996	92.4	92.1	—	58,685	20,387	16,539	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,816	20,751	16,831	5.0	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,152	17,094	6.6	67.4	6.9
1999	94.4	93.9	628.12	64,358	21,902	17,896	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,975	22,940	18,426	7.3	67.3	8.4
2001	97.7	97.8	648.27	70,663	23,369	19,345	5.8	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,171	20,498	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	24,798	20,916	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,177	21,877	4.0	76.8	6.2
2005	106.3	106.0	704.05	86,189	27,631	22,663	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,384	29,824	24,580	5.8	88.2	6.7
2007	110.0	110.2	748.41	99,719	31,522	25,935	6.1	93.1	7.1
2008	112.3	112.8	779.76	103,735	32,191	26,713	4.7	93.7	7.1
2009	112.3	112.9	801.18	101,368	31,413	26,835	2.4	87.6	5.6
2010	113.8	114.9	820.49	103,864	31,988	27,803	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,841	33,407	28,546	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,543	34,389	29,439	3.0	100.1	5.3
2013	117.7	119.2	879.80	117,953	35,938	30,985	3.0	97.1	5.2
2014	118.9	120.5	882.22	122,584	36,858	31,460	3.0	90.5	4.9
2015	120.2	121.9	914.04	n/a	n/a	n/a	2.8	78.2	4.7
(annual percentage change)[3]
1983	5.4	5.5	—	1.7	(0.5)	0.2	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	3.4	3.3	4.7	0.9	(3.9)	0.4
1985	3.2	3.1	—	5.6	6.3	7.1	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	3.8	4.8	4.1	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	9.1	7.4	7.0	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.1	8.4	7.2	1.3	5.8	0.5
1989	4.5	4.5	—	11.4	9.5	9.5	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	4.9	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.4	2.3	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	2.6	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.8	0.9	1.9	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.0	2.4	1.1	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	2.6	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.6	1.8	1.8	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	1.9	1.6	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.5	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.7	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.9	5.0	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	6.0	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.6	2.0	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.6	4.6	(0.7)	5.5	(0.1)
2005	2.0	1.9	2.4	6.4	5.6	3.6	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.9	8.5	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.7	5.5	0.3	4.9	0.4
2008	2.1	2.4	4.2	4.0	2.1	3.0	(1.4)	0.6	(0.0)
2009	—	0.1	2.7	(2.3)	(2.4)	0.5	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	2.4	2.5	1.8	3.6	0.2	9.5	(0.0)
2011	2.4	2.3	2.2	4.8	4.4	2.7	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.9	3.1	—	(1.0)	(0.1)
2013	(0.1)	0.2	3.1	4.8	4.5	5.3	—	(3.0)	(0.0)
2014	1.0	1.1	0.3	3.9	2.6	1.5	—	(6.6)	(0.4)
2015	1.1	1.2	3.6	—	—	—	(0.2)	(12.3)	(0.2)

1    Data prior to 1997 are not available.

2    The most typical of those offered by the major chartered banks

3    Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (CANSIM tables 326-0020, 282-0072, 384-0040, 176-0043, 176-0064 - accessed May 2016) and BC Stats, based on federal, provincial and industry data.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales	starts	building permits	GDP[1]	GDP[1]	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,405
1989	—	—	38,894	1,812	—	—	17,775
1990	—	—	36,720	1,833	—	—	16,607
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,034
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,874
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	—	6,405	26,699
1998	31,757	35,762	19,931	2,022	—	6,904	25,942
1999	36,679	36,373	16,309	2,104	—	6,886	29,044
2000	40,699	38,435	14,418	2,089	—	7,740	33,640
2001	38,303	40,719	17,234	2,125	—	7,690	31,680
2002	38,610	43,265	21,625	1,771	—	7,928	28,828
2003	39,772	44,421	26,174	1,880	—	8,707	28,265
2004	41,607	47,219	32,925	2,070	—	9,126	31,008
2005	42,883	49,380	34,667	3,212	—	9,684	34,167
2006	44,480	53,136	36,443	3,921	—	10,361	33,466
2007	42,418	56,936	39,195	3,933	6,312	11,766	31,524
2008	39,435	57,794	34,321	3,678	6,345	11,974	33,124
2009	32,951	55,288	16,077	3,139	6,304	11,744	25,240
2010	35,575	58,251	26,479	3,018	6,719	12,053	28,646
2011	37,998	60,090	26,400	3,136	6,790	12,906	32,671
2012	38,491	61,255	27,465	4,048	7,015	13,624	31,484
2013	39,895	62,734	27,054	3,108	7,230	14,856	33,421
2014	42,683	66,273	28,356	3,729	7,707	15,459	35,765
2015	43,481	70,272	31,446	3,680	n/a	n/a	35,970
(annual percentage change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	9.6
1989	—	—	27.6	10.0	—	—	2.1
1990	—	—	(5.6)	1.2	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	—	—	(8.2)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	—	7.8	(2.8)
1999	15.5	1.7	(18.2)	4.0	—	(0.3)	12.0
2000	11.0	5.7	(11.6)	(0.7)	—	12.4	15.8
2001	(5.9)	5.9	19.5	1.7	—	(0.6)	(5.8)
2002	0.8	6.3	25.5	(16.6)	—	3.1	(9.0)
2003	3.0	2.7	21.0	6.1	—	9.8	(2.0)
2004	4.6	6.3	25.8	10.1	—	4.8	9.7
2005	3.1	4.6	5.3	55.2	—	6.1	10.2
2006	3.7	7.6	5.1	22.1	—	7.0	(2.1)
2007	(4.6)	7.2	7.6	0.3	—	13.6	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	0.5	1.8	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	(0.6)	(1.9)	(23.8)
2010	8.0	5.4	64.7	(3.9)	6.6	2.6	13.5
2011	6.8	3.2	(0.3)	3.9	1.1	7.1	14.1
2012	1.3	1.9	4.0	29.1	3.3	5.6	(3.6)
2013	3.6	2.4	(1.5)	(23.2)	3.1	9.0	6.2
2014	7.0	5.6	4.8	20.0	6.6	4.1	7.0
2015	1.9	6.0	10.9	(1.3)	—	—	0.6

1   Data prior to 2007 are not available.

Sources: Statistics Canada (CANSIM Tables 304-0015, 080-0020, 027-0008, 026-0003 - accessed May 2016) and BC Stats, based on federal, provincial and industry data.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,823	1,872	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,267	2,148	—	11,717	2,078	47,213	917	210
1984	30,884	—	3,051	2,084	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	26,718	5,384	67,811	2,389	706
2006	41,198	80,350	4,742	3,007	7,148	23,161	5,991	62,021	2,346	788
2007	36,811	72,684	4,730	2,761	6,912	25,941	5,611	72,217	2,381	727
2008	28,263	61,137	4,115	2,519	9,240	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,547	2,092	4,129	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,262	1,618	4,433	26,040	7,166	59,477	2,505	873
2011	28,414	69,574	4,502	1,552	4,835	27,431	8,982	66,205	2,605	813
2012	29,164	68,108	4,444	1,444	3,386	28,779	7,826	69,783	2,752	713
2013	30,023	70,999	4,296	1,419	4,671	31,131	7,112	63,707	2,804	826
2014	29,812	66,379	4,294	1,432	6,972	x	6,829	59,814	2,944	841
2015	31,182	68,486	4,320	1,251	3,514	x	5,904	63,103	3,076	n/a
(annual percentage change)
1983	29.0	—	15.7	14.7	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(6.6)	(3.0)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	12.8	18.5	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.8)	(5.0)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	18.3	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	5.2	(0.9)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	—	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(1.9)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(3.9)	1.0	(20.3)	(13.3)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.5)	(0.3)	(8.2)	(3.3)	12.0	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(13.0)	(8.8)	33.7	0.9	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.3)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	7.4	22.9	27.5	(4.4)	(0.8)	24.8
2011	5.9	9.8	5.6	(4.1)	9.1	5.3	25.3	11.3	4.0	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.0)	4.9	(12.9)	5.4	5.7	(12.3)
2013	2.9	4.2	(3.3)	(1.7)	38.0	8.2	(9.1)	(8.7)	1.9	15.9
2014	(0.7)	(6.5)	(0.0)	0.9	49.3	—	(4.0)	(6.1)	5.0	1.8
2015	4.6	3.2	0.6	(12.6)	(49.6)	—	(13.6)	5.5	4.5	—

Sources: Statistics Canada (CANSIM Tables 303-0064, 135-0002, 127-0003, 002-0002 - accessed May 2016), Ministry of Forests, Lands and Natural Resource Operations, Ministry of Environment, Ministry of Natural Gas Development, Natural Resources Canada and BC Stats, based on federal, provincial and industry data.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General
	Household	Governments					Business
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Exports	Imports	Real GDP
(millions of 2007 $, chained)
1982	50,712	23,389	6,038	7,030	1,947	426	14,491	28,941	26,308	93,197
1983	50,951	23,164	6,406	7,483	1,450	455	13,955	30,468	28,232	93,783
1984	52,301	23,155	6,090	6,483	1,557	545	13,327	32,693	30,604	94,613
1985	54,291	23,726	6,584	6,095	1,761	576	13,875	35,896	31,599	101,299
1986	55,431	23,941	7,253	4,742	1,677	562	13,097	37,764	32,750	102,319
1987	58,511	24,223	8,629	4,971	2,051	609	15,123	40,984	35,567	108,705
1988	61,371	25,380	9,615	5,957	2,752	786	18,266	43,278	38,546	114,747
1989	64,955	25,702	11,066	6,630	3,303	879	21,079	42,480	42,170	118,320
1990	67,678	26,636	11,257	6,449	3,337	1,097	21,373	42,165	43,990	120,248
1991	68,024	28,148	10,634	6,817	3,421	1,100	21,313	42,830	44,476	120,477
1992	70,111	29,115	13,073	5,327	3,415	1,099	22,198	45,168	46,596	123,918
1993	72,362	29,520	13,401	4,880	3,314	1,433	22,297	47,009	46,256	129,860
1994	75,291	29,776	13,478	5,943	3,764	2,070	24,524	50,012	53,466	133,334
1995	77,598	29,265	11,851	6,515	3,846	1,632	23,282	52,975	54,074	136,796
1996	80,450	29,845	12,033	5,755	3,940	1,646	22,992	53,303	53,868	140,116
1997	83,444	29,781	12,624	7,668	4,359	1,740	25,869	55,468	57,732	144,744
1998	84,531	30,242	10,928	5,859	4,821	2,153	24,088	56,918	57,183	146,371
1999	86,670	30,459	10,140	6,503	4,843	1,857	23,753	61,886	60,706	151,383
2000	89,378	31,613	10,202	6,297	5,250	2,246	24,669	67,302	65,389	158,243
2001	91,401	32,641	11,232	7,261	5,158	2,829	26,865	66,516	65,495	159,326
2002	94,806	33,118	13,091	6,804	5,019	2,418	27,321	66,658	65,542	165,402
2003	98,044	33,263	14,102	7,429	5,032	2,895	29,290	68,434	69,130	169,019
2004	102,529	33,074	16,528	8,197	5,655	3,306	33,425	71,951	74,576	175,571
2005	106,837	33,468	17,725	8,617	6,800	3,524	36,567	75,467	79,051	184,267
2006	113,202	33,879	18,999	10,206	7,886	3,738	40,797	78,405	85,295	192,385
2007	119,250	35,695	19,413	9,669	8,625	4,348	42,055	80,263	90,074	198,325
2008	122,008	37,106	18,444	11,086	8,649	4,562	42,762	77,815	90,794	199,768
2009	122,228	37,553	16,863	9,828	6,572	3,745	37,003	72,930	84,472	194,987
2010	126,856	37,830	16,897	10,514	7,759	4,123	39,308	78,782	92,185	200,324
2011	129,684	38,601	17,373	11,866	8,042	4,164	41,525	82,371	95,418	206,360
2012	132,395	39,264	18,624	12,905	8,376	3,696	43,692	84,861	98,801	211,427
2013	135,628	39,247	18,465	12,541	7,105	3,696	42,023	87,935	96,891	215,901
2014	140,428	39,141	19,864	12,460	7,863	4,017	44,305	90,294	101,446	222,868
2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
(annual percentage change)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	5.3	7.3	0.6
1984	2.6	(0.0)	(4.9)	(13.4)	7.4	19.8	(4.5)	7.3	8.4	0.9
1985	3.8	2.5	8.1	(6.0)	13.1	5.7	4.1	9.8	3.3	7.1
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.4)	(5.6)	5.2	3.6	1.0
1987	5.6	1.2	19.0	4.8	22.3	8.4	15.5	8.5	8.6	6.2
1988	4.9	4.8	11.4	19.8	34.2	29.1	20.8	5.6	8.4	5.6
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	(1.8)	9.4	3.1
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.7)	4.3	1.6
1991	0.5	5.7	(5.5)	5.7	2.5	0.3	(0.3)	1.6	1.1	0.2
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	5.5	4.8	2.9
1993	3.2	1.4	2.5	(8.4)	(3.0)	30.4	0.4	4.1	(0.7)	4.8
1994	4.0	0.9	0.6	21.8	13.6	44.5	10.0	6.4	15.6	2.7
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	5.9	1.1	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.9	(1.2)	0.6	(0.4)	2.4
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	4.1	7.2	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	2.6	(1.0)	1.1
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	8.7	6.2	3.4
2000	3.1	3.8	0.6	(3.2)	8.4	20.9	3.9	8.8	7.7	4.5
2001	2.3	3.3	10.1	15.3	(1.8)	26.0	8.9	(1.2)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	0.2	0.1	3.8
2003	3.4	0.4	7.7	9.2	0.3	19.7	7.2	2.7	5.5	2.2
2004	4.6	(0.6)	17.2	10.3	12.4	14.2	14.1	5.1	7.9	3.9
2005	4.2	1.2	7.2	5.1	20.2	6.6	9.4	4.9	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.9	7.9	4.4
2007	5.3	5.4	2.2	(5.3)	9.4	16.3	3.1	2.4	5.6	3.1
2008	2.3	4.0	(5.0)	14.7	0.3	4.9	1.7	(3.0)	0.8	0.7
2009	0.2	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	(6.3)	(7.0)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	8.0	9.1	2.7
2011	2.2	2.0	2.8	12.9	3.6	1.0	5.6	4.6	3.5	3.0
2012	2.1	1.7	7.2	8.8	4.2	(11.2)	5.2	3.0	3.5	2.5
2013	2.4	(0.0)	(0.9)	(2.8)	(15.2)	—	(3.8)	3.6	(1.9)	2.1
2014	3.5	(0.3)	7.6	(0.6)	10.7	8.7	5.4	2.7	4.7	3.2
2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0038 — accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services	Administration	Prices
(millions of 2007 $, chained)
1997	908	297	2,087	749	7,040	11,413	10,627	3,116	7,587	12,344	8,285	19,965	2,961	8,266	134,749
1998	866	192	2,095	765	7,465	11,158	9,804	3,198	7,688	12,986	7,954	20,486	2,926	8,331	136,387
1999	934	148	1,980	733	7,456	12,721	9,456	3,251	8,007	13,185	8,355	21,063	2,997	8,635	140,440
2000	930	170	1,873	847	7,495	14,858	9,316	3,270	8,585	13,761	8,091	21,777	3,169	8,897	146,847
2001	1,090	143	1,878	788	9,523	13,626	9,673	2,555	8,453	14,161	8,089	22,532	3,406	9,057	148,521
2002	1,012	169	1,924	709	9,811	13,533	10,164	3,035	8,533	14,735	8,205	23,533	3,561	9,309	153,103
2003	1,005	165	1,958	754	9,608	13,746	11,126	3,042	8,600	15,333	8,402	24,326	3,679	9,367	157,135
2004	1,010	189	2,218	729	9,551	14,682	12,327	3,013	8,930	15,983	9,193	25,423	3,766	9,377	163,404
2005	1,016	184	2,198	772	10,376	15,377	13,030	3,457	9,735	16,777	9,487	26,703	3,932	9,463	171,140
2006	1,026	207	2,142	742	10,386	15,861	14,347	3,080	9,928	17,881	10,267	27,610	4,104	9,754	177,708
2007	1,079	161	2,026	699	9,910	15,791	14,608	3,498	9,952	18,966	10,660	28,878	4,190	10,080	182,529
2008	1,056	138	1,787	604	10,192	14,527	15,375	3,489	9,745	18,891	10,421	29,507	4,254	10,646	183,633
2009	1,129	144	1,230	609	9,127	12,516	14,524	3,417	9,744	17,969	10,249	30,582	4,185	11,266	178,777
2010	1,154	167	1,511	625	10,383	13,255	14,886	3,305	9,970	18,571	10,715	31,641	4,086	11,409	183,574
2011	1,166	159	1,788	699	11,146	13,710	14,978	3,614	10,272	18,897	11,003	32,607	4,207	11,619	188,789
2012	1,172	138	1,833	683	10,813	14,115	16,788	3,660	10,496	19,559	10,940	33,899	4,237	11,370	193,667
2013	1,205	161	2,008	723	11,600	14,120	16,167	3,558	10,619	20,294	11,344	35,155	4,348	11,234	197,401
2014	1,194	189	1,819	755	12,284	14,625	17,039	3,493	11,044	21,234	11,691	36,583	4,444	11,247	203,067
2015	1,270	202	1,907	828	11,326	14,996	17,137	3,602	11,602	22,219	12,278	38,372	4,563	11,334	209,110
(annual percentage change)
1998	(4.7)	(35.2)	0.4	2.1	6.0	(2.2)	(7.7)	2.6	1.3	5.2	(4.0)	2.6	(1.2)	0.8	1.2
1999	7.9	(22.9)	(5.5)	(4.1)	(0.1)	14.0	(3.6)	1.6	4.1	1.5	5.1	2.8	2.4	3.7	3.0
2000	(0.4)	14.4	(5.4)	15.5	0.5	16.8	(1.5)	0.6	7.2	4.4	(3.2)	3.4	5.7	3.0	4.6
2001	17.2	(15.9)	0.3	(7.0)	27.0	(8.3)	3.8	(21.9)	(1.5)	2.9	(0.0)	3.5	7.5	1.8	1.1
2002	(7.1)	18.8	2.4	(10.0)	3.0	(0.7)	5.1	18.7	0.9	4.1	1.4	4.4	4.6	2.8	3.1
2003	(0.8)	(2.8)	1.7	6.3	(2.1)	1.6	9.5	0.3	0.8	4.1	2.4	3.4	3.3	0.6	2.6
2004	0.5	15.1	13.3	(3.3)	(0.6)	6.8	10.8	(1.0)	3.8	4.2	9.4	4.5	2.4	0.1	4.0
2005	0.6	(2.6)	(0.9)	6.0	8.6	4.7	5.7	14.7	9.0	5.0	3.2	5.0	4.4	0.9	4.7
2006	0.9	12.3	(2.5)	(4.0)	0.1	3.1	10.1	(10.9)	2.0	6.6	8.2	3.4	4.4	3.1	3.8
2007	5.2	(22.2)	(5.4)	(5.7)	(4.6)	(0.4)	1.8	13.6	0.2	6.1	3.8	4.6	2.1	3.3	2.7
2008	(2.1)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.4)	(2.2)	2.2	1.5	5.6	0.6
2009	6.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.9)	(1.6)	3.6	(1.6)	5.8	(2.6)
2010	2.2	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.3	4.6	3.5	(2.4)	1.3	2.7
2011	1.1	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	3.0	1.8	2.8
2012	0.5	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	0.7	(2.1)	2.6
2013	2.8	16.8	9.5	5.8	7.3	0.0	(3.7)	(2.8)	1.2	3.8	3.7	3.7	2.6	(1.2)	1.9
2014	(0.9)	16.9	(9.4)	4.5	5.9	3.6	5.4	(1.8)	4.0	4.6	3.1	4.1	2.2	0.1	2.9
2015	6.4	7.1	4.8	9.6	(7.8)	2.5	0.6	3.1	5.0	4.6	5.0	4.9	2.7	0.8	3.0

Source: Statistics Canada (CANSIM Table 379-0030 — accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees	Surplus	Corporations	Corporations	NPOs	Income	Income	Businesses	Production	Imports	Discrepency	Prices
($ millions)
1982	26,496	7,620	1,089	5,227	1,304	6,323	4,686	1,637	2,395	2,893	201	45,928
1983	27,018	9,080	2,334	5,374	1,372	6,671	4,957	1,714	2,847	2,884	40	48,540
1984	27,811	10,459	3,563	5,480	1,416	7,186	5,321	1,865	2,509	3,258	(274)	50,949
1985	29,101	11,850	4,746	5,636	1,468	7,906	5,925	1,981	2,531	3,699	(219)	54,868
1986	30,339	12,298	4,927	5,788	1,583	8,570	6,532	2,038	2,532	4,506	(302)	57,943
1987	32,837	14,358	6,902	5,858	1,598	9,182	6,995	2,187	2,607	5,152	(97)	64,039
1988	36,110	15,750	7,807	6,161	1,782	10,115	7,759	2,356	2,726	5,568	674	70,943
1989	40,296	16,007	7,385	6,694	1,928	11,260	8,654	2,605	2,888	6,697	120	77,267
1990	44,216	14,530	5,152	7,231	2,147	12,407	9,576	2,831	3,035	6,800	236	81,223
1991	46,296	13,330	3,871	7,304	2,155	13,373	10,377	2,995	2,964	7,593	223	83,779
1992	48,924	13,342	3,411	7,622	2,309	14,305	11,130	3,176	3,472	8,389	924	89,356
1993	51,312	15,377	5,079	7,926	2,372	14,980	11,545	3,435	3,952	9,112	1,332	96,066
1994	53,972	19,431	8,420	8,483	2,528	15,947	12,291	3,655	4,234	8,830	12	102,426
1995	56,768	21,649	9,975	9,011	2,663	16,581	12,782	3,799	4,268	9,242	(577)	107,931
1996	58,517	21,917	9,715	9,409	2,793	16,982	13,056	3,927	4,377	9,476	(75)	111,195
1997	60,781	24,129	11,400	9,759	2,970	17,254	13,250	4,004	4,665	10,211	95	117,135
1998	62,120	23,496	9,822	10,617	3,057	17,886	13,720	4,166	4,786	10,346	(448)	118,186
1999	64,216	25,733	11,594	10,972	3,167	18,579	14,368	4,211	4,919	10,676	(164)	123,959
2000	68,591	30,979	16,192	11,403	3,384	19,039	14,666	4,373	4,974	11,063	(40)	134,606
2001	70,309	30,003	14,546	11,966	3,491	20,138	15,505	4,633	5,076	11,312	14	136,852
2002	72,951	30,307	14,491	12,229	3,587	21,378	16,493	4,885	5,009	12,408	(107)	141,946
2003	75,268	33,813	17,612	12,514	3,687	22,538	17,578	4,960	5,122	13,108	(98)	149,751
2004	80,071	39,402	22,503	13,004	3,895	23,953	18,754	5,199	5,388	13,491	(13)	162,293
2005	85,336	43,994	25,971	13,824	4,199	25,499	20,009	5,490	5,679	14,219	128	174,855
2006	93,392	46,643	26,833	15,187	4,623	27,285	21,496	5,790	5,959	14,881	58	188,219
2007	98,459	47,607	25,901	16,597	5,109	29,669	23,324	6,345	6,505	15,799	286	198,325
2008	102,318	49,897	25,892	18,259	5,746	30,411	23,581	6,830	6,812	14,756	212	204,406
2009	100,375	41,901	17,293	18,789	5,819	31,840	24,915	6,925	7,038	14,969	127	196,250
2010	102,621	45,534	20,992	18,561	5,981	33,617	26,532	7,086	7,338	15,870	137	205,117
2011	106,845	51,238	25,450	19,437	6,351	34,883	27,547	7,336	7,216	16,493	110	216,786
2012	110,128	50,606	23,422	20,589	6,595	36,639	29,063	7,576	7,332	16,611	98	221,414
2013	114,500	49,101	20,647	21,613	6,841	38,375	30,397	7,978	8,093	16,459	76	226,605
2014	118,947	52,001	22,374	22,637	6,990	40,244	32,121	8,124	8,421	17,758	(184)	237,188
2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
(annual percentage change)
1983	2.0	19.2	114.3	2.8	5.2	5.5	5.8	4.7	18.9	(0.3)	(80.1)	5.7
1984	2.9	15.2	52.7	2.0	3.2	7.7	7.3	8.8	(11.9)	13.0	(785.0)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.0	11.4	6.2	0.9	13.5	(20.1)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.4	10.2	2.9	0.0	21.8	37.9	5.6
1987	8.2	16.8	40.1	1.2	0.9	7.1	7.1	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	10.2	10.9	7.7	4.6	8.1	(794.8)	10.8
1989	11.6	1.6	(5.4)	8.7	8.2	11.3	11.5	10.6	5.9	20.3	(82.2)	8.9
1990	9.7	(9.2)	(30.2)	8.0	11.4	10.2	10.7	8.7	5.1	1.5	96.7	5.1
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.8	8.4	5.8	(2.3)	11.7	(5.5)	3.1
1992	5.7	0.1	(11.9)	4.4	7.1	7.0	7.3	6.0	17.1	10.5	314.3	6.7
1993	4.9	15.3	48.9	4.0	2.7	4.7	3.7	8.2	13.8	8.6	44.2	7.5
1994	5.2	26.4	65.8	7.0	6.6	6.5	6.5	6.4	7.1	(3.1)	(99.1)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.0	4.0	3.9	0.8	4.7	(4,908.3)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.4	2.1	3.4	2.6	2.5	(87.0)	3.0
1997	3.9	10.1	17.3	3.7	6.3	1.6	1.5	2.0	6.6	7.8	(226.7)	5.3
1998	2.2	(2.6)	(13.8)	8.8	2.9	3.7	3.5	4.0	2.6	1.3	(571.6)	0.9
1999	3.4	9.5	18.0	3.3	3.6	3.9	4.7	1.1	2.8	3.2	(63.4)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.5	2.1	3.8	1.1	3.6	(75.6)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	5.8	5.7	5.9	2.1	2.3	(135.0)	1.7
2002	3.8	1.0	(0.4)	2.2	2.7	6.2	6.4	5.4	(1.3)	9.7	(864.3)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.4	6.6	1.5	2.3	5.6	(8.4)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.3	6.7	4.8	5.2	2.9	(86.7)	8.4
2005	6.6	11.7	15.4	6.3	7.8	6.5	6.7	5.6	5.4	5.4	(1,084.6)	7.7
2006	9.4	6.0	3.3	9.9	10.1	7.0	7.4	5.5	4.9	4.7	(54.7)	7.6
2007	5.4	2.1	(3.5)	9.3	10.5	8.7	8.5	9.6	9.2	6.2	393.1	5.4
2008	3.9	4.8	(0.0)	10.0	12.5	2.5	1.1	7.6	4.7	(6.6)	(25.9)	3.1
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.7	5.7	1.4	3.3	1.4	(40.1)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.6	6.5	2.3	4.3	6.0	7.9	4.5
2011	4.1	12.5	21.2	4.7	6.2	3.8	3.8	3.5	(1.7)	3.9	(19.7)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	5.0	5.5	3.3	1.6	0.7	(10.9)	2.1
2013	4.0	(3.0)	(11.8)	5.0	3.7	4.7	4.6	5.3	10.4	(0.9)	(22.4)	2.3
2014	3.9	5.9	8.4	4.7	2.2	4.9	5.7	1.8	4.1	7.9	(342.1)	4.7
2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0037 - accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
	(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278	2,306

Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74	71
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24	22
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19	19
Fishing, hunting and trapping	3	5	3	2	3	3	2	2	2	x	2	2	2	2
Mining and oil & gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29	27

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161	173
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28	33
Wood products	48	51	49	47	47	47	37	31	31	32	29	30	34	36
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12	10
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12	16
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10	8
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9	8
Other manufacturing	55	58	66	53	58	61	55	46	49	45	47	44	49	48

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201	202
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91	88
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110	113

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14	15

Transportation and warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134	140
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125	133
Warehousing and storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358	353
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81	85
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278	268

Finance, Insurance, Real Estate
& Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137	129
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62	57
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27	29
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40	36
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8	7

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98	96
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32	36
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29	27
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37	33

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102	1,130
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166	163
Health & welfare services	211	214	217	213	228	232	241	257	264	263	275	267	270	287
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182	188
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108	115
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88	94
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185	178
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102	105

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2014	2015
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2011	2012	2013	2014	2015	2016	2015	2016
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	349.5	355.2	408.6	497.0	498.6	543.5	0.3	9.0
Mining, quarrying, and oil and gas extraction	6,893.9	7,232.3	6,609.6	7,057.5	5,696.5	4,997.8	(19.3)	(12.3)
Manufacturing	1,140.3	1,430.4	2,261.8	3,169.8	2,586.7	1,511.2	(18.4)	(41.6)
Construction	874.8	652.4	789.7	785.0	701.9	689.1	(10.6)	(1.8)
Transportation and warehousing	1,615.3	2,244.4	2,643.0	3,053.1	3,185.8	3,606.3	4.3	13.2
Utilities	3567.3	3,874.1	3,578.1	3,602.1	3,845.6	4,171.7	6.8	8.5
Wholesale trade	272.2	524.5	348.7	459.1	528.4	514.5	15.1	(2.6)
Retail trade	892.0	920.9	860.5	810.2	737.3	827.9	(9.0)	12.3
Finance and insurance	969.7	1,052.0	507.2	295.6	395.4	378.7	33.8	(4.2)
Real estate, rental and leasing	1,337.0	1,319.5	926.3	1,280.5	1,603.4	1,171.9	25.2	(26.9)
Information and cultural industries	1,014.9	1,163.5	1,096.5	1,142.9	1,216.7	1,446.9	6.5	18.9
Professional, scientific and technical services	295.1	289.0	251.3	x	437.6	402.4	x	(8.0)
Management of companies and enterprises	61.6	75.1	x	x	23.9	35.5	x	48.5
Admin, waste and remediation services	201.1	253.8	257.1	318.2	298.1	250.6	(6.3)	(15.9)
Arts, entertainment and recreation	235.9	222.5	277.3	251.3	318.3	293.6	26.7	(7.8)
Accommodation and food services	368.5	339.4	392.5	546.5	699.2	597.8	27.9	(14.5)
Educational services	1,044.7	1,082.4	975.0	1,118.4	1,229.1	1,224.1	9.9	(0.4)
Health care and social assistance	1,171.8	1,293.0	755.2	1,151.4	1,150.1	1,242.7	(0.1)	8.1
Public administration	2,375.3	3,463.1	2,563.4	2,574.2	2,774.4	2,982.6	7.8	7.5
Other services	228.8	163.0	x	153.2	169.9	174.7	10.9	2.8
Total	24,910.0	27,950.0	25,658.5	28,637.8	28,096.9	27,063.6	(1.9)	(3.7)
Public	8,323.6	9,043.8	7,982.3	8,584.7	8,924.8	9,453.0	4.0	5.9
Private	16,586.4	18,906.2	17,676.2	20,053.1	19,172.1	17,610.6	(4.4)	(8.1)
Total	24,910.0	27,950.0	25,658.5	28,637.8	28,096.9	27,063.6	(1.9)	(3.7)
Machinery and equipment	8,238.8	8,530.7	7,700.7	8,288.1	9,064.3	9,348.0	9.4	3.1
Construction	16,671.2	19,419.3	17,957.9	20,349.7	19,032.6	17,715.6	(6.5)	(6.9)
Total	24,910.0	27,950.0	25,658.5	28,637.8	28,096.9	27,063.6	(1.9)	(3.7)

Housing	12,151.3	13,154.1	13,165.1	14,386.6	15,921.6	n/a	10.7	n/a

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada (CANSIM Tables 029-0045, 029-0048, 026-0013 — accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.7  British Columbia International Goods Exports by Major Market and Selected Commodities, 2015

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Solid wood products	4,932	997	344	1,539	699	8,511
Lumber (softwood)	3,311	755	135	1,189	507	5,898
Cedar shakes and shingles	193	0	12	0	7	213
Plywood (softwood)	358	1	8	3	3	372
Other panel products	389	44	6	10	32	481
Selected value-added wood products	518	21	9	1	12	561
Logs	65	140	0	334	126	666
Other	98	36	174	2	11	321

Pulp and paper products	1,201	192	108	2,153	712	4,366
Pulp	427	188	104	2,076	505	3,301
Newsprint	103	0	0	6	140	250
Paper, paperboard — excluding newsprint	565	1	3	19	59	647
Other	105	3	0	52	8	169

Agriculture and food other than fish	1,855	110	50	271	428	2,714
Fruit and nuts	325	16	7	35	38	420
Vegetables	293	17	6	2	9	327
Vegetable oils	18	13	1	134	116	282
Bread, pastry, prepared cereals, pasta, etc.	221	3	0	2	4	230
Meat and prepared meat products	13	38	0	35	40	126
Other	985	23	36	63	221	1,328

Fish products	676	87	44	203	98	1,107
Whole fish; fresh, chilled, frozen — excluding salmon	62	23	8	36	35	164
Whole salmon; fresh, chilled, frozen	451	13	11	13	8	497
Salmon; canned, smoked, etc .	13	1	21	0	7	42
Other	151	50	3	152	47	404

Metallic mineral products	1,113	1,234	30	757	1,298	4,432
Copper ores and concentrates	0	1,118	0	718	1,152	2,988
Molybdenum ores and concentrates	27	0	20	0	5	52
Zinc ores and concentrates	0	4	0	0	35	38
Unwrought aluminum	97	94	0	0	24	215
Unwrought zinc	728	0	0	22	72	822
Unwrought lead	205	1	0	1	0	207
Other	56	16	10	17	11	109

Fabricated metal products	820	9	19	106	125	1,080

Energy products	2,734	833	339	582	1,348	5,837
Natural gas	1,427	0	0	0	0	1,427
Coal	7	833	339	561	1,348	3,089
Electricity	500	0	0	0	0	500
Other	800	0	0	21	0	822

Machinery and equipment	3,222	91	433	249	828	4,823
Motor vehicles and parts	384	4	7	129	54	577
Electrical/electronic/communications	602	9	123	36	193	964
Scientific/photographic/measuring equipment, etc.	389	18	85	36	118	646
Aircraft and parts	215	23	37	0	149	424
Other	1,632	38	180	49	313	2,211

Plastics and articles of plastic	387	1	6	13	19	426
Chemicals and chemical products	632	55	67	106	230	1,089
Apparel and accessories	102	3	9	1	9	124
Textiles	29	1	5	4	43	82

All other commodities	1,035	7	42	66	229	1,379

Total	18,737	3,619	1,496	6,051	6,067	35,970

1           As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the UK.

Source: BC Stats

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2013	2014	2015	2014-2015	2014	2015
	($ millions)			(per cent)
United Kingdom	336	384	398	3.7	1.1	1.1
Germany	224	252	259	2.7	0.7	0.7
Mainland China	6,601	6,423	6,051	(5.8)	18.0	16.8
Hong Kong	201	250	237	(5.3)	0.7	0.7
Taiwan	600	542	565	4.2	1.5	1.6
Japan	4,051	3,645	3,619	(0.7)	10.2	10.1
South Korea	1,816	2,089	1,845	(11.7)	5.8	5.1
India	468	590	623	5.6	1.7	1.7
Australia	310	321	324	0.8	0.9	0.9
Mexico	125	111	182	63.9	0.3	0.5
United States	15,524	17,953	18,737	4.4	50.2	52.1
Other	3,165	3,206	3,130	(2.4)	9.0	8.7
Total	33,421	35,765	35,970	0.6	100.0	100.0

Market Areas:
Western Europe [1]	1,525	1,520	1,447	(4.8)	4.3	4.0
Pacific Rim [2]	14,331	14,212	13,554	(4.6)	39.7	37.7

1            Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2            Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2016. Figures may not add due to rounding.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Metals
Copper (London; $/lb)	1.67	3.07	3.24	3.15	2.35	3.42	4.00	3.61	3.32	3.11	2.49
Lead (London; $/lb)	0.44	0.59	1.17	0.94	0.78	0.97	1.09	0.93	0.97	0.95	0.81
Zinc (London; $/lb)	0.63	1.49	1.47	0.85	0.75	0.98	0.99	0.88	0.86	0.98	0.87
Gold (London; $/troy oz)	445	604	697	872	973	1,225	1,572	1,667	1,407	1,266	1,159
Silver (London; $/troy oz)	7.32	11.55	13.38	14.93	14.68	20.17	35.12	31.12	23.72	19.07	15.68
Molybdenum ($/lb)	31.05	24.46	30.22	29.22	11.05	15.68	15.47	12.80	10.33	11.40	6.74
Aluminum (London; $/lb)	0.86	1.17	1.20	1.16	0.76	0.99	1.09	0.92	0.84	0.85	0.75
Forest Products
Lumber (Madison’s
Lumber Reporter;
WSPF, 2x4, $/1000 bd ft)	355	296	249	219	182	255	254	299	358	353	282
Pulp (Northern Europe;
$/tonne; transaction
price)	611	674	793	853	656	930	961	814	857	925	849
Newsprint (US
Eastcoast;
$/tonne)	580	634	581	671	578	582	625	621	599	581	517
Cedar (Madison’s
Lumber Reporter
2x4, $/1000 bd ft)	641	620	620	674	623	650	636	769	895	957	986
Other
Oil (West Texas
Intermediate;
$/barrel)	57	66	72	100	62	79	95	94	98	93	49
Natural Gas (Plant Inlet;
$/GJ)	7.27	5.54	5.41	6.90	3.03	2.95	2.46	1.35	2.04	3.11	1.36
Coal (Japan-Australia
JFY FOB US$/t)
Metallurgical	126	111	93	295	125	204	282	204	155	124	101
Low Volatile PCl	102	66	68	245	90	170	222	153	125	104	84
Thermal	53	53	56	125	70	98	130	114	95	82	68

Sources: Ministry of Finance; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; US Dept of Energy.

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

								Change [1]
Indicator	2009	2010	2011	2012	2013	2014	2015	2014-2015
		(million cubic meters)						(per cent)
Wood production
Lumber	22.9	26.8	28.4	29.2	30.0	29.8	31.2	4.6
Timber Scaled by species
Lodgepole pine	24.8	29.1	29.8	27.7	26.7	23.4	23.9	2.1
Spruce	6.8	8.9	10.5	11.5	12.6	11.6	13.3	14.7
Hemlock	4.3	6.8	8.6	7.7	8.5	8.1	7.2	(11.1)
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.1	9.7	(4.0)
Balsam	3.0	4.2	5.1	5.5	6.1	6.1	6.3	3.3
Cedar	2.7	4.1	3.7	4.3	4.6	4.4	4.8	9.1
All others	1.8	2.7	2.7	2.6	2.7	2.7	3.2	18.5
Total [2]	48.8	63.3	69.6	68.1	71.0	66.4	68.5	3.2
		(million tonnes)
Pulp and paper production	5.6	5.9	6.1	5.9	5.7	5.7	5.6	(2.7)
Market pulp	3.5	4.3	4.5	4.4	4.3	4.3	4.3	0.6
Newsprint, paper and paperboard	2.1	1.6	1.6	1.4	1.4	1.4	1.3	(12.6)

Industrial product price indices		(2010=100)
Softwood lumber	94.0	100.0	96.5	106.6	125.6	133.7	135.5	1.3
Spruce-Pine-Fir lumber (BC)	n/a	100.0	96.1	104.8	123.1	130.5	131.7	0.9
Hemlock lumber (BC)	92.4	100.0	98.8	112.0	139.7	150.0	149.4	(0.4)
Douglas fir and Western larch (BC)	98.2	100.0	100.0	103.8	115.8	125.7	130.0	3.4
Veneer and plywood	101.9	100.0	95.8	104.0	104.9	112.5	115.0	2.2
Wood pulp	92.8	100.0	95.8	94.7	98.5	97.9	97.9	—
Newsprint for export	111.9	100.0	101.0	101.8	102.4	105.4	117.1	11.1

1     Percentage change based on unrounded numbers.

2     Total may not add due to rounding.

Sources:            Timber scaled — Ministry of Forests, Lands, and Natural Resource Operations.

Harvest volumes — Natural Resources Canada (National Forestry Database).

Lumber production — Statistics Canada (CANSIM Table 303-0064 — accessed May 2016).

Pulp and paper production — Pulp and Paper Products Council.

Industrial product price indices — Statistics Canada (CANSIM Tables 329-0075 and 329-0076 — accessed May 2016).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — May 1, 2016

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals [1]	Aggregates [2]	Coal	Crude Oil [3]	to Pipeline	and Gas [4]	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,723	200	12,523
2008	2,590	696	379	3,738	1,215	7,501	524	16,643
2009	1,837	278	303	3,204	719	3,294	116	9,751
2010	2,191	349	373	4,253	915	3,360	158	11,599
2011	2,131	454	325	6,073	1,168	3,381	286	13,816
2012	2,360	461	370	4,635	1,185	1,935	266	11,212
2013	2,578	450	388	3,696	1,290	3,130	250	11,782
2014	3,302	x	312	x	1,535	5,128	309	13,801
2015	2,969	x	345	x	959	2,415	140	9,417

1    Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2    Sand and gravel; stone.

3    Includes pentanes and condensate.

4    Liquefied petroleum gases and sulphur.

x   Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada, Ministry of Natural Gas Development.

Table A1.12 Petroleum and Natural Gas Activity Indicators

														Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2014-2015
														(per cent)
Natural gas production (wellhead)	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	35.0	38.2	41.2	44.7	47.6	49.2	3.3
Crude oil and condensate	(million cubic m)	2.2	1.9	1.9	1.8	1.6	1.6	1.5	1.2	1.6	1.5	1.8	1.9	7.1
Wells authorized	(number)	1,698	1,790	1,730	1,205	1,412	829	870	1,135	647	907	1,254	911	(27.4)
Wells drilled	(number)	1,281	1,429	1,435	908	927	626	714	661	484	571	703	536	(23.8)
Provincial reserves
Raw gas (remaining reserves)	(billion cubic m)	389.7	444.6	462.4	482.9	605.3	657.9	932.0	974.9	1,138.5	1,197.2	1,443.9	n/a	20.6
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	19.3	18.7	18.2	19.1	19.3	18.1	n/a	(1.0)
Provincial government petroleum and natural gas revenue [1]	($ millions)	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	1,451.0	1,383.0	733.2	438.3	675.7	1,178.5	303.8	(74.2)

1     Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Natural Gas Development

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
				Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	57,846	5,860	63,707	8,697	72,403	9,007	63,396	72,403	311
2014	54,068	5,746	59,814	10,084	69,898	8,706	61,192	69,898	(1,378)
2015	57,374	5,729	63,103	7,437	70,540	13,202	57,338	70,540	5,766

1  Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada (CANSIM Tables 127-0002 and 127-0003 – accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

							Total	Total
	Net Migration			Natural Increase			Population	Population
Year	Interprovincial	International	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,803	27,775	40,575	28,362	12,213	39,988	4,076,881
2002	(4,445)	28,662	24,217	40,065	28,884	11,181	35,398	4,100,161
2003	3,025	27,976	31,001	40,497	29,320	11,177	42,178	4,123,937
2004	7,785	28,734	36,519	40,490	29,924	10,566	47,085	4,155,017
2005	7,212	39,152	46,364	40,827	30,235	10,592	56,956	4,195,764
2006	12,799	35,437	48,236	41,729	30,688	11,041	59,277	4,241,691
2007	16,776	36,944	53,720	43,649	31,308	12,341	66,061	4,290,988
2008	10,849	50,805	61,654	44,276	32,097	12,179	73,833	4,349,412
2009	9,672	47,661	57,333	44,993	31,440	13,553	70,886	4,410,679
2010	6,212	33,385	39,597	43,826	31,324	12,502	52,099	4,465,924
2011	711	31,000	31,711	44,129	31,964	12,165	43,876	4,499,139
2012	(4,322)	32,111	27,789	44,027	32,362	11,665	39,454	4,542,578
2013	2,514	34,419	36,933	43,706	33,056	10,650	47,583	4,582,607
2014	12,594	33,987	46,581	44,266	33,617	10,649	57,230	4,638,415
2015	16,742	14,676	31,418	44,159	35,002	9,157	40,575	4,683,139

1   Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada (CANSIM Tables 051-0017, 051-0037, 053-0001, 051-0005 – accessed May 2016).

2016 Financial and Economic Review — August 2016

Appendix 2

Financial Review

Supplementary Tables

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.1 2015/16 Financial Forecasts — Year in Review

	($ millions)
2015/16 surplus — Budget 2015 (February 17, 2015)	284				284
2015/16 surplus — first Quarterly Report (September 15, 2015)		277
2015/16 surplus — second Quarterly Report (November 24, 2015)			265
2015/16 surplus — third Quarterly Report (February 16, 2016)				377

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly higher 2014 tax assessments	246	(3)	185	4	432
Corporate income tax — changes in federal government instalments and prior-year adjustment, reflecting higher 2014 tax assessments	128	18	12	(1)	157
Provincial sales tax — higher 2014/15 actual and year-to-date results	40	(5)	1	39	75
Harmonized sales tax — related to prior year	—	—	(50)	(5)	(55)
Property transfer tax — stronger year-to-date sales results	200	150	212	43	605
Other taxation sources	(24)	—	2	8	(14)
Natural gas royalties — lower prices and production volumes, partially offset by savings from lower utilization of royalty programs	(124)	(35)	(34)	(12)	(205)
Forests — higher Softwood Lumber Agreement border tax and logging tax revenue, partly offset by lower timber tenure stumpage rates	45	(38)	(9)	32	30
Coal, metals and minerals — increased audit reassesments partly offset by lower coal prices and production	(20)	—	4	31	15
Other natural resources	4	(12)	(8)	(10)	(26)
Fees, investment earnings and miscellaneous sources — higher revenue from fees, investment earnings and miscellaneous revenue	(50)	(17)	(1)	496	428
Health and social transfers - mainly changes in BC share of the total population and prior years entitlement	(11)	12	3	3	7
Other federal government transfers - mainly changes in transfers to taxpayer supported Crowns and SUCH sector entities	19	(13)	3	(15)	(6)
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(101)	(98)	(136)	(168)	(503)
Other commercial Crown agencies changes	22	45	65	169	301
Total revenue changes	374	4	249	614	1,241
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Direct Fire/ fire management costs	317	(95)	88	(1)	309
Emergency program related costs	13	3	64	(2)	78
Teachers’ Pension Plan liability adjustment	60	—	(60)	—	—
BC Training and Education Savings grant - higher anticipated eligibility	9	—	42	(6)	45
Innovative Clean Energy Fund	—	—	13	—	13
Elections BC	3	—	—	—	3
BC Timber Sales	—	6	(2)	2	6
Crown Proceeding Act.	—	—	—	8	8
Other statutory spending	—	—	14	6	20
Refundable tax credit transfers	65	97	(66)	69	165
Other CRF underspend	—	—	—	(32)	(32)
Prior year liability adjustments	—	(13)	(20)	(11)	(44)
Management of public debt (net) — reflects lower interest rates, timing of borrowing and onetime Advance Rate Setting agreement unwind	(78)	(1)	—	227	148
Eliminations between appropriations and spending funded by third party recoveries	(38)	20	45	194	221
(Increase) decrease in operating transfers to service delivery agencies	(30)	(51)	(45)	(153)	(279)
Changes in spending profile of service delivery agencies:
School districts — lower operating expenses due to enrollment	(3)	—	45	94	136
Universities — higher amortization and operating costs	23	—	4	(42)	(15)
Colleges — higher amortization, operating and wage settlement costs	11	—	26	2	39
Health authorities and hospital societies	75	52	11	149	287
Other service delivery agencies	(46)	(2)	(22)	7	(63)
Total expense increases (decreases)	381	16	137	511	1,045
Subtotal	(7)	(12)	112	103	196
Reduction in forecast allowance	—	—	—	250	250
Total changes	(7)	(12)	112	353	446
2015/16 surplus — first Quarterly Report	277
2015/16 surplus — second Quarterly Report		265
2015/16 surplus — third Quarterly Report			377
2015/16 surplus — Public Accounts				730	730

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.2 Operating Statement — 2004/05 to 2015/16 1

													Average
($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	annual change
													(per cent)
Revenue	33,565	36,138	38,685	40,023	38,720	37,978	40,680	41,805	42,041	43,748	46,131	47,606	3.2
Expense	(30,880)	(33,166)	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,204)	(43,401)	(44,439)	(46,876)	3.9
Surplus/(deficit)	2,685	2,972	3,982	2,746	73	(1,812)	(246)	(1,841)	(1,163)	347	1,692	730
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(6,362)	(3,677)	(705)	3,277	6,023	6,096	4,284	4,038	2,197	1,034	1,381	3,073
Accumulated surplus (deficit) before other comprehensive income	(3,677)	(705)	3,277	6,023	6,096	4,284	4,038	2,197	1,034	1,381	3,073	3,803
Accumulated other comprehensive income of commercial Crown corporations	—	—	494	412	(25)	456	360	73	154	481	223	(424)
Accumulated surplus (deficit), end of year	(3,677)	(705)	3,771	6,435	6,071	4,740	4,398	2,270	1,188	1,862	3,296	3,379

Per cent of Nominal GDP:[2]
Surplus (deficit)	1.7	1.7	2.1	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.2	0.7	0.3
Per cent of revenue:
Surplus (deficit)	8.0	8.2	10.3	6.9	0.2	-4.8	-0.6	-4.4	-2.8	0.8	3.7	1.5
Per capita ($):[3]
Surplus (deficit)	646	708	939	640	17	(411)	(55)	(409)	(256)	76	365	156

1       Figures have been restated to reflect government accounting policies in effect at March 31, 2016.

2       Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes.

3       Per capita revenue and expense is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.3  Statement of Financial Position — 2004/05 to 2015/16

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Financial assets:
Cash and temporary investments	3,623	3,882	3,452	5,954	5,185	2,911	3,060	3,235	3,174	2,802	3,676	3,893	0.7
Other financial assets	5,662	5,956	6,760	6,862	5,875	7,171	7,990	7,938	8,186	9,336	9,121	9,651	5.0
Sinking funds	4,516	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	-9.1
Investments in commercial Crown corporations:
Retained earnings	3,330	3,637	4,661	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,271	7,499	7.7
Recoverable capital loans	6,901	7,014	7,314	7,857	9,280	11,596	13,142	15,167	17,208	19,255	20,624	22,074	11.1
	10,231	10,651	11,975	13,186	15,232	19,054	20,234	22,165	24,749	27,094	28,895	29,573	10.1
Warehouse borrowing program assets	—	—	—	—	2,081	—	—	—	—	—	—	—	n/a
	24,032	24,548	25,985	28,651	30,507	30,465	32,694	34,829	37,887	40,067	42,669 I	44,697	5.8
Liabilities:
Accounts payable & accrued liabilities	7,162	7,728	7,510	8,353	7,695	7,286	7,919	9,119	9,149	8,298	8,312	8,571	1.6
Deferred revenue	5,345	5,897	6,202	7,421	9,433	10,002	10,749	10,449	9,881	9,683	9,765	9,709	5.6
Debt:
Taxpayer-supported debt	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	3.7
Self-supported debt	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,565	10.9
Total provincial debt	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	5.6
Add: debt offset by sinking funds	4,515	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	-9.1
Less: guarantees and non-guaranteed debt	(492)	(495)	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(820)	4.8
Financial statement debt	39,892	38,021	36,790	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,158	66,052	4.7
	52,399	51,646	50,502	52,568	56,780	59,956	64,777	70,522	75,869	78,783	81,235	84,332	4.4
Net liabilities	(28,367)	(27,098)	(24,517)	(23,917)	(26,273)	(29,491)	(32,083)	(35,693)	(37,982)	(38,716)	(38,566)	(39,635)	3.1
Capital and other assets:
Tangible capital assets	23,350	24,874	26,716	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,282	5.1
Restricted assets	830	887	962	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,668	6.6
Other assets	510	632	610	570	627	771	891	894	966	1,307	1,281	1,064	6.9
	24,690	26,393	28,288	30,352	32,344	34,231	36,481	37,963	39,170	40,578	41,862	43,014	5.2
Accumulated surplus (deficit)	(3,677)	(705)	3,771	6,435	6,071	4,740	4,398	2,270	1,188	1,862	3,296	3,379	n/a

Per cent of Nominal GDP: [1]
Net liabilities	17.5	15.5	13.0	12.1	12.9	15.0	15.6	16.5	17.2	17.1	16.3	16.2	-0.7
Capital and other assets	15.2	15.1	15.0	15.3	15.8	17.4	17.8	17.5	17.7	17.9	17.6	17.6	1.3
Growth rates:
Net liabilities	-1.5	-4.5	-9.5	-2.4	9.9	12.2	8.8	11.3	6.4	1.9	-0.4	2.8	2.9
Capital and other assets	3.8	6.9	7.2	7.3	6.6	5.8	6.6	4.1	3.2	3.6	3.2	2.8	5.1
Per capita: [2]
Net liabilities	6,827	6,458	5,780	5,574	6,041	6,686	7,184	7,933	8,361	8,448	8,314	8,463	2.0
Capital and other assets	5,942	6,290	6,669	7,073	7,436	7,761	8,169	8,438	8,623	8,855	9,025	9,185	4.0

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amount divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes.

2         Per capita net liabilities is calculated using July 1 population (e.g. 2015/16 amount divided by population on July 1, 2015).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.4  Changes in Financial Position — 2004/05 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	Total

(Surplus) deficit for the year	(2,685)	(2,972)	(3,982)	(2,746)	(73)	1,812	246	1,841	1,163	(347)	(1,692)	(730)	(10,165)
Comprehensive income (increase) decrease	—	—	(494)	82	437	(481)	96	287	(81)	(327)	258	647	424
Change in accumulated (surplus) deficit	(2,685)	(2,972)	(4,476)	(2,664)	364	1,331	342	2,128	1,082	(674)	(1,434)	(83)	(9,741)
Capital and other asset changes:
Taxpayer-supported capital investments	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	40,994
Less: amortization and other accounting changes	(1,468)	(1,612)	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(23,173)
Increase in net capital assets	889	1,524	1,842	1,936	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,254	17,821
Increase (decrease) in restricted assets	59	57	75	168	48	63	71	65	65	51	60	115
Increase (decrease) in other assets	73	122	(22)	(40)	57	144	120	3	72	341	(26)	(217)	627
	1,021	1,703	1,895	2,064	1,992	1,887	2,250	1,482	1,207	1,408	1,284	1,152	19,345
Increase (decrease) in net liabilities	(1,664)	(1,269)	(2,581)	(600)	2,356	3,218	2,592	3,610	2,289	734	(150)	1,069	9,604
Investment and working capital changes:

Increase (reduction) in cash and temporary investments	898	259	(430)	2,502	(769)	(2,274)	149	175	(61)	(372)	874	217	1,168
Increase (decrease) in warehouse borrowing investments	—	—	—	—	2,081	(2,081)	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	171	307	1,024	668	623	1,506	(366)	(94)	543	298	432	(772)	4,340
Self-supported capital investments	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	24,601
Less: loan repayments and other accounting changes	(1,388)	(698)	(683)	(756)	(387)	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,123)	(10,039)
	(440)	420	1,324	1,211	2,046	3,822	1,180	1,931	2,584	2,345	1,801	678	18,902
Other working capital changes	(829)	(1,281)	456	(3,109)	(2,856)	331	(480)	(871)	1,073	1,256	(169)	930	(5,549)
	(371)	(602)	1,350	604	502	(202)	849	1,235	3,596	3,229	2,506	1,825	14,521
Increase (decrease) in financial statement debt	(2,035)	(1,871)	(1,231)	4	2,858	3,016	3,441	4,845	5,885	3,963	2,356	2,894	24,125
(Increase) decrease in sinking fund debt	104	456	261	1,149	515	805	(81)	(81)	(287)	943	(142)	(603)	3,039
Increase (decrease) in guarantees	(32)	95	(8)	2	(16)	(20)	39	99	(34)	27	(33)	6	125
Increase (decrease) in non-guaranteed debt	57	(92)	(40)	43	20	70	(130)	176	59	(56)	46	75	228
Increase (decrease) in total provincial debt	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,372	27,517
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,352)	(1,433)	(1,278)	612	(147)	3,566	1,853	2,838	3,523	2,886	812	847	12,727
Self-supported debt	(554)	21	260	586	3,524	305	1,416	2,201	2,100	1,991	1,415	1,525	14,790
Total provincial debt	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,372	27,517

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.5   Revenue by Source — 2004/05 to 2015/16 1

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Taxation revenue:
Personal income	5,184	5,960	7,020	7,074	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,380	4.5
Corporate income	1,388	1,587	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,787	6.5
Harmonized sales	—	—	—	—	—	—	4,176	5,779	5,950	(226)	(91)	(55)	n/a
Other sales [2]	4,309	4,507	4,886	5,248	5,137	4,945	1,438	151	118	5,529	5,853	6,045	n/a
Fuel	904	911	901	935	891	884	940	928	890	917	932	973	0.7
Carbon	—	—	—	—	306	541	741	959	1,120	1,222	1,198	1,190	n/a
Tobacco	699	702	727	693	709	683	735	636	614	724	752	734	0.4
Property	1,663	1,719	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2.7
Property transfer	604	843	914	1,068	715	887	855	944	758	937	1,065	1,533	8.8
Corporation capital	160	162	91	117	108	95	(3)	(5)	1	—	(1)	—	n/a
Insurance premium	302	330	353	373	389	389	399	411	433	458	483	520	5.1
	15,213	16,721	18,358	19,782	18,708	17,705	19,032	20,145	21,050	20,930	23,056	24,326	4.4
Natural resource revenue:
Natural gas royalties	1,439	1,921	1,207	1,132	1,314	406	313	339	169	445	493	139	-19.1
Crown land tenures	342	386	441	569	814	867	923	928	868	859	834	765	7.6
Columbia River Treaty	258	319	223	246	231	168	136	110	89	170	130	116	-7.0
Other energy and minerals	256	392	456	367	479	421	514	529	306	269	267	226	-1.1
Forests	1,363	1,214	1,276	1,087	557	387	436	482	562	719	754	865	-4.0
Other resources	302	317	342	341	413	398	406	424	479	493	459	460	3.9
	3,960	4,549	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,571	-3.9
Other revenue:
Medical Services Plan premiums	1,472	1,482	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,434	4.7
Post-secondary education fees	836	892	928	979	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,666	6.5
Other healthcare related fees	228	225	237	248	257	267	308	324	327	333	358	374	4.6
Motor vehicle licences and permits	385	405	427	445	450	449	467	479	489	504	499	521	2.8
Other fees and licences	749	682	692	750	670	616	643	722	699	770	770	841	1.1
Investment earnings	830	951	1,023	1,133	818	930	843	1,022	1,173	1,236	1,203	1,226	3.6
Sales of goods and services	741	719	678	637	694	728	759	930	942	946	967	1,011	2.9
Miscellaneous	1,349	1,452	1,774	1,813	1,809	1,887	1,929	1,746	1,673	2,256	1,893	2,287	4.9
	6,590	6,808	7,283	7,562	7,329	7,666	7,971	8,433	8,695	9,648	9,488	10,360	4.2
Contributions from the federal government:
Health and social transfers	3,421	4,220	4,473	4,614	4,743	4,883	5,176	5,384	5,442	5,869	5,827	6,149	5.5
Harmonized sales tax transition payments	—	—	—	—	—	250	769	580	—	—	—	—	n/a
Equalization	979	590	459	—	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	832	1,025	1,465	1,328	1,252	1,794	2,064	1,760	1,605	1,645	1,452	1,498	5.5
	5,232	5,835	6,397	5,942	5,995	6,927	8,009	7,724	7,047	7,514	7,279	7,647	3.5
Commercial Crown corporation net income:
BC Hydro	402	266	407	369	365	447	591	558	509	549	581	655	4.5
Liquor Distribution Branch	779	800	840	858	891	877	891	909	930	877	935	1,031	2.6
BC Lotteries (net of payments to federal gov’t)	811	914	1,011	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,304	4.4
BC Railway Company	183	33	30	13	36	2	15	14	6	13	5	—	n/a
ICBC	383	191	381	633	512	601	315	84	231	136	657	(293)	n/a
Transportation Investment Corp. (Port Mann).	—	—	—	—	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(82)	n/a
Other	12	21	33	42	41	40	38	41	44	49	37	87	19.7
	2,570	2,225	2,702	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,702	0.5
Total revenue	33,565	36,138	38,685	40,023	38,720	37,978	40,680	41,805	42,041	43,748	46,131	47,606	3.2

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2016.

2         Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.6   Revenue by Source Supplementary Information — 2004/05 to 2015/16

	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Per cent of Nominal GDP:[1]
Taxation	9.4	9.6	9.8	10.0	9.2	9.0	9.3	9.3	9.5	9.2	9.7	9.9	0.5
Natural resources	2.4	2.6	2.1	1.9	1.9	1.3	1.3	1.3	1.1	1.3	1.2	1.0	-7.4
Other	4.1	3.9	3.9	3.8	3.6	3.9	3.9	3.9	3.9	4.3	4.0	4.2	0.4
Contributions from the federal government	3.2	3.3	3.4	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.1	3.1	-0.3
Commercial Crown corporation net income	1.6	1.3	1.4	1.5	1.4	1.5	1.4	1.2	1.3	1.2	1.4	1.1	-3.2
Total revenue	20.7	20.7	20.6	20.2	18.9	19.4	19.8	19.3	19.0	19.3	19.4	19.4	-0.6
Growth rates (per cent):
Taxation	7.9	9.9	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	16.2	n/a
Natural resources	20.2	14.9	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-13.0	n/a
Other	3.7	3.3	7.0	3.8	-3.1	4.6	4.0	5.8	3.1	11.0	-1.7	7.4	n/a
Contributions from the federal government	44.5	11.5	9.6	-7.1	0.9	15.5	15.6	-3.6	-8.8	6.6	-3.1	1.8	n/a
Commercial Crown corporation net income	30.9	-13.4	21.4	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	0.0	n/a
Total revenue	14.5	7.7	7.0	3.5	-3.3	-1.9	7.1	2.8	0.6	4.1	5.4	8.8	n/a
Per capita ($):[2]
Taxation	3,661	3,985	4,328	4,610	4,301	4,014	4,262	4,478	4,634	4,567	4,971	5,194	3.2
Natural resources	953	1,084	930	872	876	600	611	625	544	645	633	549	-4.9
Other	1,586	1,623	1,717	1,762	1,685	1,738	1,785	1,874	1,914	2,105	2,046	2,212	3.1
Contributions from the federal government	1,259	1,391	1,508	1,385	1,378	1,571	1,793	1,717	1,551	1,640	1,569	1,633	2.4
Commercial Crown corporation net income	619	530	637	698	662	688	658	598	611	589	727	577	-0.6
Total revenue	8,078	8,613	9,120	9,327	8,902	8,610	9,109	9,292	9,255	9,547	9,945	10,165	2.1

Real Per Capita Revenue (2015 $) [3]	9,319	9,739	10,141	10,192	9,529	9,216	9,621	9,587	9,443	9,749	10,054	10,165	0.8
Growth rate (percent)	11.4	4.5	4.1	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.2	3.1	1.1	-19.1

1          Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 revenue divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes. Totals may not add due to rounding.

2         Per capita revenue is calculated using July 1 population (e.g. 2015/16 revenue divided by population on July 1, 2015). Totals may not add due to rounding.

3         Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 revenue).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.7  Expense by Function 1 — 2004/05 to 20015/16

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Function:
Health:
Medical Services Plan	2,458	2,601	2,869	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,345	5.3
Pharmacare	793	868	914	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,335	4.8
Regional services	7,781	8,346	8,751	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,811	4.6
Other healthcare expenses	361	469	565	667	601	597	625	642	690	658	704	712	6.4
	11,393	12,284	13,099	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,203	4.9
Education:
Elementary and secondary	4,757	4,829	5,272	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,303	2.6
Post-secondary	3,534	3,912	4,068	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,349	5,502	4.1
Other education expenses	195	171	147	152	158	528	504	436	423	410	414	407	6.9
	8,486	8,912	9,487	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,827	12,212	3.4
Social services:
Social assistance	970	1,089	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,641	4.9
Child welfare	759	832	964	925	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,301	5.0
Low income tax credit transfers	168	135	101	85	188	216	408	509	534	279	248	247	3.6
Community living and other services	728	682	586	756	723	729	754	769	806	857	881	917	2.1
	2,625	2,738	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4.2
Protection of persons and property	1,068	1,245	1,184	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,572	3.6
Transportation	1,310	1,197	1,251	1,378	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,670	2.2
Natural resources & economic development	1,722	1,651	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,562	3.7
Other	1,018	1,079	1,232	1,386	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2.0
General government	953	1,152	1,252	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,501	4.2
Interest	2,305	2,198	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,786	1.7

Operating expense	30,880	32,456	34,439	36,833	38,665	39,790	40,926	42,047	43,204	43,401	44,439	46,876	3.9

Unusual items:
Joint trusteeship	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	—	—	—	—	—	—	—	—	—	—	—	—
Negotiating Framework incentive payments	—	710	264	4	2	—	—	—	—	—	—	—
Climate Action Dividend	—	—	—	440	(20)	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	—	—	1,599	—	—	—	—
Total expense	30,880	33,166	34,703	37,277	38,647	39,790	40,926	43,646	43,204	43,401	44,439	46,876

Per cent of operating expense:
Health	36.9	37.8	38.0	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.0	1.0
Education	27.5	27.5	27.5	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.1	-0.5
Social services and housing	8.5	8.4	8.4	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.8	0.3
Protection of persons and property	3.5	3.8	3.4	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.4	-0.3
Transportation	4.2	3.7	3.6	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.6	-1.6
Natural resources & economic development	5.6	5.1	5.2	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.9	5.5	-0.2
Other	3.3	3.3	3.6	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.7	-1.8
General government	3.1	3.5	3.6	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.2	0.3
Interest	7.5	6.8	6.6	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.6	5.9	-2.1

	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2016.

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.8 Expense by Function 1 Supplementary Information — 2004/05 to 2015/16

	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Per cent of Nominal GDP:[2]
Health	7.0	7.0	7.0	7.1	7.3	7.8	7.8	7.8	7.9	7.9	7.7	7.8	1.0
Education	5.2	5.1	5.0	5.0	5.1	5.6	5.4	5.2	5.2	5.2	5.0	5.0	-0.4
Social services	1.6	1.6	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.7	0.3
Protection of persons and property	0.7	0.7	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	-0.2
Transportation	0.8	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	-1.5
Natural resources & economic development	1.1	0.9	0.9	1.0	0.9	1.1	1.1	0.9	0.9	0.8	0.9	1.0	-0.1
Other	0.6	0.6	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	-1.8
General government	0.6	0.7	0.7	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.4
Interest	1.4	1.3	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	-2.0
Operating expense	19.0	18.6	18.3	18.6	18.9	20.3	20.0	19.4	19.5	19.2	18.7	19.1	0.1
Growth rates (per cent):
Health	2.5	7.8	6.6	7.7	5.8	2.7	4.3	5.8	3.5	2.1	2.8	7.5	n/a
Education	3.3	5.0	6.5	5.2	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	n/a
Social services	-5.5	4.3	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	7.9	n/a
Protection of persons and property	-12.2	16.6	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	3.4	n/a
Transportation	16.9	-8.6	4.5	10.2	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	5.7	n/a
Natural resources & economic development	4.5	-4.1	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	46.0	n/a
Other	-4.3	6.0	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	6.8	n/a
General government	-0.5	20.9	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	8.3	n/a
Interest	-5.8	-4.6	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	12.2	n/a
Operating expense	1.1	5.1	6.1	7.0	5.0	2.9	2.9	2.7	2.8	0.5	2.4	8.0	n/a
Per capita ($): [3]
Health	2,742	2,928	3,088	3,289	3,431	3,476	3,581	3,760	3,853	3,898	3,960	4,100	3.7
Education	2,042	2,124	2,237	2,326	2,407	2,503	2,500	2,496	2,538	2,581	2,550	2,608	2.2
Social services	632	653	679	704	764	788	848	876	878	830	829	877	3.0
Protection of persons and property	257	297	279	333	329	313	324	336	339	332	313	336	2.5
Transportation	315	285	295	321	322	329	354	343	342	345	347	357	1.1
Natural resources & economic development	414	393	420	483	434	489	526	416	461	383	472	547	2.6
Other	245	257	290	323	379	313	270	314	296	258	278	270	0.9
General government	229	275	295	284	328	312	257	274	278	302	293	321	3.1
Interest	555	524	535	521	496	498	504	530	526	542	539	595	0.6
Operating expense	7,431	7,736	8,118	8,584	8,890	9,021	9,164	9,345	9,511	9,471	9,581	10,011	2.7
Real Per Capita Operating Expense (2015 $) [4]	8,573	8,747	9,028	9,380	9,515	9,656	9,679	9,642	9,705	9,672	9,685	10,010	1.4
Growth rate (per cent)	-1.6	2.0	3.2	3.9	1.4	1.5	0.2	-0.4	0.6	-0.3	0.1	3.5	1.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2016.
[2]

Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 expense divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes. Totals may not add due to rounding.

[3]	Per capita expense is calculated using July 1 population (e.g. 2015/16 expense divided by population on July 1, 2015). Totals may not add due to rounding.
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 expense).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.9  Full-Time Equivalents (FTEs) — 2004/05 to 2015/16

	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,252	27,129	28,647	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,679	27,192	0.0
Service delivery agencies [1]	3,822	3,992	3,917	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,803	2.1
Total FTEs	31,074	31,121	32,564	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,995	0.3
Growth rates:
Ministries and special offices (CRF)	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	-0.4
Service delivery agencies	-16.4	4.4	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	0.6
Population per FTE:[2]
Total FTEs	133.7	134.8	130.3	124.9	119.9	123.0	129.4	142.5	142.7	147.0	147.4	146.4	0.8

1  Service delivery agency FTE amounts do not include SUCH sector staff employment.

2  Population per FTE is calculated using July 1 population (e.g. population on July 1, 2015 divided by 2015/16 FTEs).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.10  Capital Spending - 2004/05 to 2015/16

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	239	286	322	380	413	449	433	560	509	466	420	430	5.5
Post-secondary	695	784	874	779	630	669	924	655	591	507	718	746	0.6
Health	568	848	760	881	892	927	916	732	742	690	900	923	4.5
BC Transportation Financing Authority	513	713	821	884	881	918	1,080	921	1,005	1,017	822	867	4.9
BC Transit	8	24	13	37	77	150	39	37	48	80	83	51	18.3
Rapid Transit Project 2000	15	16	15	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	51	85	105	251	242	41	10	1	—	—	—	—	n/a
BC Place redevelopment	—	—	—	—	45	75	197	194	6	—	—	—	n/a
Government operating (ministries)	215	320	355	335	430	306	261	245	267	298	326	290	2.8
Housing	4	20	119	97	106	137	230	196	92	65	107	127	36.9
Other	49	40	20	20	27	47	20	24	19	28	31	25	-5.9
	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3.5
Self-supported:
BC Hydro	529	610	807	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,306	14.3
BC Transmission Corporation	—	21	50	70	19	12	—	—	—	—	—	—	n/a
Columbia River power projects	84	30	19	29	32	16	67	108	94	52	28	15	-14.5
Transportation Invest. Corp. (Port Mann)	—	—	—	—	215	778	730	734	540	202	76	25	n/a
BC Railway Company	30	15	19	20	10	14	6	9	10	8	5	23	-2.4
ICBC	31	27	22	23	22	22	48	92	73	82	88	90	10.2
BC Lottery Corporation	93	83	44	60	97	92	81	74	97	100	69	68	-2.8
Liquor Distribution Branch	10	19	22	18	17	19	18	19	10	13	25	23	7.9
Other	—	6	—	3	1	3	1	5	12	26	28	23	n/a
	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	11.5
Total capital spending	3,134	3,947	4,387	4,963	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6.1
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.5	1.8	1.8	1.8	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.4	-0.3
Self-supported	0.5	0.5	0.5	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.1	7.4
Total	1.9	2.3	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.5	2.5	2.2
Growth rates:
Taxpayer-supported	14.0	33.1	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.0
Self-supported	-1.3	4.4	21.2	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	13.3
Total	9.8	25.9	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	7.0
Per capita: [2]
Taxpayer-supported	567	747	803	854	861	843	920	792	722	688	735	739	2.4
Self-supported	187	193	232	303	416	762	553	610	609	550	536	549	10.3
Total	754	941	1,034	1,157	1,277	1,605	1,473	1,402	1,331	1,237	1,271	1,288	5.0

Real Per Capita Capital Spending (2015 $) [3]	870	1,064	1,150	1,264	1,367	1,718	1,556	1,447	1,358	1,264	1,285	1,288	3.6
Growth rate (per cent)	6.9	22.3	8.1	9.9	8.1	25.7	-9.4	-7.0	-6.2	-6.9	1.7	0.3	4.4

1         Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes. Totals may not add due to rounding.

2         Per capita capital spending is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015). Totals may not add due to rounding.

3         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 capital spending).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.11  Provincial Debt - 2004/05 to 2015/16

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	13,969	11,343	8,889	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,280	8,034	-4.9
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	2,385	2,752	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,731	6.4
Schools	4,737	4,860	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,600	8,033	4.9
	7,122	7,612	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,764	5.4
Health facilities	2,253	2,635	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,522	6,998	10.9
Highways, ferries and public transit
BC Transit	78	80	96	84	94	140	158	183	163	143	123	106	2.8
BC Transportation Financing Authority	2,474	2,699	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,185	12.7
Public transit	957	959	950	958	997	997	997	1,000	1,000	1,000	1,000	1,000	0.4
SkyTrain extension	1,135	1,145	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	0.3
	4,644	4,883	5,436	6,143	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,465	8.6
Other
BC Buildings	241	246	—	—	—	—	—	—	—	—	—	—	n/a
BC Immigration Investment Fund	88	148	167	256	287	289	347	398	363	440	414	304	11.9
BC Pavilion Corporation	—	—	—	—	—	49	250	383	383	382	381	389	n/a
Homeowner Protection Office	130	110	110	136	150	144	—	—	—	—	—	—	n/a
Provincial government general capital	—	—	—	—	—	294	570	808	1,073	1,372	1,698	1,987	n/a
Social Housing	133	189	216	218	286	305	511	674	658	719	715	760	17.2
Other	68	49	40	43	35	36	81	54	40	34	27	26	-8.4
	660	742	533	653	758	1,117	1,759	2,317	2,517	2,947	3,235	3,466	16.3
Total other taxpayer-supported debt	14,679	15,872	17,048	18,945	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,693	8.1
Total taxpayer-supported debt	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	3.7

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,906	6,892	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,928	9.1
BC Lottery Corporation	—	—	—	—	—	60	85	90	132	155	140	150	n/a
BC Transmission Corporation	—	30	30	79	70	70	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	—	—	—	—	300	296	n/a
Columbia River power projects	257	247	236	219	208	196	183	481	475	470	464	459	5.4
Post-secondary institutions’ subsidiaries	45	52	69	130	149	220	173	173	215	198	222	310	19.2
Transportation Invest. Corp. (Port Mann)	—	—	—	—	20	544	1,148	1,779	2,610	3,209	3,335	3,389	n/a
Other	13	21	23	27	30	35	34	33	35	34	35	33	8.8
	7,221	7,242	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,565	10.9
Warehouse borrowing program	—	—	—	—	2,081	—	—	—	—	—	—	—	n/a
Total self-supported debt	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,565	10.9
Total provincial debt	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	5.6

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.12  Provincial Debt Supplementary Information — 2004/05 to 2015/16

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Average annual change
													(per cent)
Per cent of Nominal GDP:[1]
Taxpayer-supported debt:
Provincial government direct operating	8.6	6.5	4.7	3.8	2.8	3.8	3.4	3.6	4.2	4.5	3.9	3.3	-8.4
Education facilities	4.4	4.4	4.3	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.1	5.2	1.6
Health facilities	1.4	1.5	1.6	1.8	1.9	2.2	2.4	2.4	2.6	2.7	2.8	2.9	6.8
Highways, ferries and public transit	2.9	2.8	2.9	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.5	4.7	4.6
Other	0.4	0.4	0.3	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.4	1.4	12.0
Total taxpayer-supported debt	17.7	15.6	13.8	13.4	12.9	15.3	15.5	16.0	17.2	18.1	17.7	17.4	-0.1
Self-supported debt:
Commercial Crown corporations & agencies	4.4	4.1	4.0	4.1	4.7	6.1	6.5	7.2	8.0	8.7	8.9	9.2	6.8
Warehouse borrowing program	—	—	—	—	1.0	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.4	4.1	4.0	4.1	5.7	6.1	6.5	7.2	8.0	8.7	8.9	9.2	6.8
Total provincial debt	22.1	19.7	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.8	26.5	26.7	1.7
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-3.8
Education facilities	4.3	6.9	5.4	7.6	5.7	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4
Health facilities	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.3	9.7
Highways, ferries and public transit	-5.8	5.1	11.3	13.0	11.2	9.8	7.9	6.8	9.0	8.6	4.8	6.9	7.4
Other	-7.9	12.4	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	17.1	9.8	7.1	16.2
Total taxpayer-supported debt	-4.5	-5.0	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	2.0	3.2
Self-supported debt:
Commercial Crown corporations & agencies	-7.1	0.3	3.6	7.8	17.8	25.0	11.9	16.5	13.5	11.3	7.2	7.2	9.6
Warehouse borrowing program	—	—	—	—	—	-100.0	—	—	—	—	—	—	n/a
Total self-supported debt	-7.1	0.3	3.6	7.8	43.6	2.6	11.9	16.5	13.5	11.3	7.2	7.2	9.9
Total provincial debt	-5.0	-3.9	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	8.7	3.7	3.8	4.8
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	3,362	2,703	2,096	1,772	1,321	1,668	1,559	1,737	2,071	2,231	2,001	1,716	-5.9
Education facilities	1,714	1,814	1,892	2,013	2,100	2,177	2,263	2,354	2,453	2,538	2,613	2,726	4.3
Health facilities	542	628	720	818	905	995	1,096	1,176	1,253	1,318	1,406	1,494	9.7
Highways, ferries and public transit	1,118	1,164	1,282	1,432	1,571	1,701	1,813	1,921	2,074	2,232	2,312	2,448	7.4
Other	159	177	126	152	174	253	394	515	554	643	697	740	15.0
Total taxpayer-supported debt	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,405	8,962	9,029	9,124	2.6
Self-supported debt:
Commercial Crown corporations & agencies	1,738	1,726	1,769	1,885	2,191	2,702	2,985	3,453	3,882	4,282	4,536	4,818	9.7
Warehouse borrowing program	—	—	—	—	478	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,738	1,726	1,769	1,885	2,670	2,702	2,985	3,453	3,882	4,282	4,536	4,818	9.7
Total provincial debt	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,287	13,244	13,565	13,942	4.5
Real Per Capita Provincial Debt (2015 $) [3]	9,958	9,286	8,766	8,821	9,355	10,164	10,679	11,510	12,538	13,526	13,713	13,942	3.1
Growth rate (per cent)	-7.6	-6.7	-5.6	0.6	6.1	8.7	5.1	7.8	8.9	7.9	1.4	1.7	2.3

1         Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by GDP for the 2015 calendar year). As nominal GDP for the calendar year ending in 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes. Totals may not add due to rounding.

2         Per capita debt is calculated using July 1 population (e.g. 2015/16 debt divided by population on July 1, 2015). Totals may not add due to rounding.

3         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 debt).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.13 Key Provincial Debt Indicators —2004/05 to 2015/16 1

													Average
	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	84.7	74.4	68.8	68.9	77.2	86.5	88.5	94.7	104.1	107.6	106.4	105.8	2.0
Taxpayer-supported	87.9	77.3	69.2	69.0	71.0	82.6	78.8	85.1	93.7	96.1	94.1	91.0	0.3
Debt per capita ($) [2]
Total provincial	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,287	13,244	13,565	13,942	4.5
Taxpayer-supported	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,405	8,962	9,029	9,124	2.6
Debt to nominal GDP (per cent) [3]
Total provincial	22.1	19.7	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.8	26.5	26.7	1.7
Taxpayer-supported	17.7	15.6	13.8	13.4	12.9	15.3	15.5	16.0	17.2	18.1	17.7	17.4	-0.1
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.7	4.3	4.3	4.0	4.3	4.6	4.2	4.3	4.4	4.5	4.2	4.8	0.1
Taxpayer-supported	5.0	4.4	4.2	3.9	4.2	4.2	4.0	4.0	3.9	3.9	3.6	4.2	-1.6
Interest costs ($ millions)
Total provincial	1,997	2,007	2,069	2,010	2,138	2,205	2,155	2,300	2,336	2,547	2,465	2,946	3.6
Taxpayer-supported	1,633	1,542	1,570	1,488	1,570	1,534	1,596	1,625	1,590	1,686	1,591	1,960	1.7
Interest rate (per cent) [5]
Taxpayer-supported	5.6	5.5	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.3	3.8	4.6	-1.7
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	42,365	46,294	48,628	50,262	49,224	48,438	51,041	53,001	53,618	56,422	59,145	61,726	3.5
Taxpayer-supported [7]	32,586	35,191	37,459	38,477	37,205	36,272	40,391	40,742	40,749	42,745	44,492	46,927	3.4
Debt ($ millions)
Total provincial	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	5.6
Taxpayer-supported [8]	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	3.7
Provincial nominal GDP ($ millions) [9]	162,293	174,855	188,219	198,325	204,406	196,250	205,117	216,786	221,414	226,605	237,188	244,990	3.8
Population (thousands at July 1) [10]	4,155	4,196	4,242	4,291	4,349	4,411	4,466	4,499	4,543	4,583	4,638	4,683	1.1

1         Figures for prior years have been restated to conform with the presentation used for 2015/16 and to include the effects of changes in underlying data and statistics.

2         The ratio of debt to population (e.g. 2015/16 debt divided by population at July 1, 2015).

3         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by 2015 nominal GDP). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes.

4         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5         Weighted average of all outstanding debt issues.

6         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9         Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2015 is used for the fiscal year ended March 31, 2016). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in the February 2016 budget has been used for the fiscal year ended March 31, 2016 for demonstration purposes.

10    Population at July 1st within the fiscal year (e.g. population at July 1, 2015 is used for the fiscal year ended March 31, 2016).

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.14  Historical Operating Statement Surplus (Deficit)

				Crown	SUCH			Surplus
				Corporations	Sector &			(Deficit)
	Consolidated Revenue Fund			and	Regional	Other	Surplus as	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	—	—	(410)	(0.4)
1998/99	20,312	20,526	(214)	(689)	(55)	—	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	743	—	(246)	(0.1)
2011/12	33,269	34,590	(1,321)	239	840	(1,599)[6]	(1,841)	(0.8)
2012/13	33,363	35,120	(1,757)	95	499	—	(1,163)	(0.5)
2013/14	34,657	34,891	(234)	157	424	—	347	0.2
2014/15	36,802	36,058	744	203	745	—	1,692	0.7
2015/16	38,313	37,717	596	(661)	795	—	730	0.3

1         The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2         Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3         Impact of move to joint trusteeship for public service pension plans.

4         Negotiating framework incentive payments.

5         Climate Action Dividend.

6         Onetime HST transition repayment.

2016 Financial and Economic Review — August 2016

Appendix 2 — Financial Review Supplementary Tables

Table A2.15  Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a PerCent	Debt as a PerCent
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	of GDP	of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.1	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.2
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.2	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.6	14.9
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.6	13.8
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.0	11.5
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.9	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.2	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.0	18.7
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.4	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.9	18.9
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.2	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.8	20.3
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.1	18.6
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.4	20.1
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.0	20.7
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.2	20.0
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.1	17.7
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.7	15.6
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.8	13.8
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.5	13.4
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.3	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	22.0	15.5
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.2	16.0
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.2	17.2
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.8	18.1
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	26.5	17.7
2015/16	8,034	12,764	6,998	11,465	3,466	42,727	22,565	65,292	26.7	17.4

1           Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2           Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3           Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2016 Financial and Economic Review — August 2016

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